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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Dorian LPG Ltd.
(Name of Registrant as Specified In Its Charter)
BW LPG Limited BW LPG Holding Limited BW Euroholdings Limited Baudoin Lorans Ouma Sananikone Jeffrey Schwarz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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Dear Fellow Dorian LPG Shareholder:

        On July 9, 2018, BW LPG Limited ("BW LPG") submitted a revised proposal to Dorian LPG Ltd. ("Dorian") to combine with Dorian in a transaction in which Dorian shareholders would receive 2.12 common shares of BW LPG ("BW LPG Common Shares") for each common share of Dorian ("Dorian Common Shares") they own (the "Revised Proposal"). The Revised Proposal represents an aggregate value of $8.79 per share based on the closing price of the BW LPG Common Shares on July 18, 2018.

        As of July 18, 2018, the Revised Proposal represents:

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  a premium of 26% to the $6.96 closing price of the Dorian Common Shares on May 25, 2018, the last trading day before BW LPG submitted its initial proposal on May 29, 2018, under which Dorian shareholders would have received 2.05 BW LPG Common Shares for each Dorian Common Share they own (the "Initial Proposal");

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  a premium of 19% to the long-term historical exchange ratio of Dorian and BW LPG since Dorian's initial public offering and through May 25, 2018;

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  a premium of 12% to the closing price of the Dorian Common Shares on July 18, 2018; and

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  an enterprise value of approximately $1.1 billion, which, based on Dorian's adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") for the financial year ended March 31, 2018 as reported in Dorian's press release relating to its financial results for the quarterly period and fiscal year ended March 31, 2018, represents an enterprise value to adjusted EBITDA multiple of 15.0x.

        On June 15, 2018, Dorian rejected the Initial Proposal. As of the date of this proxy statement, Dorian has not responded to the Revised Proposal other than by issuing a press release confirming receipt of the Revised Proposal.

        We are sending you the enclosed proxy statement and the accompanying WHITE proxy card or WHITE voting instruction form because we are soliciting proxies from Dorian's shareholders to be voted at the 2018 annual meeting of shareholders of Dorian to be held on [•], 2018, at [•] at [•] (including any adjournment or postponement thereof and any meeting of shareholders of Dorian that may be called in lieu thereof, the "Annual Meeting"). At the Annual Meeting, we will seek to elect a slate of three independent and highly qualified candidates to the Dorian board of directors to serve as Class II directors. If elected, those three candidates would comprise all of the Class II directors and three out of seven directors overall.

        We have decided to ask our fellow shareholders to support the election of three independent candidates who we believe are highly qualified to serve as directors of Dorian. We believe they are well-respected members of the business community with extensive industry, financial and board experience who are committed to act in the best interests of Dorian and its shareholders. We believe that, if elected, each of our candidates would be considered an independent director of Dorian, will exercise his or her independent judgment in all matters that come before the Dorian board of directors and has the necessary track-record, strategic vision and experience to maximize shareholder value.

        We urge all Dorian shareholders to make their voices heard by voting to elect these three independent and highly qualified candidates who are open to exploring opportunities to maximize value.

        Whether or not you plan to attend the Annual Meeting, we urge you to vote for the election of the independent candidates nominated by us by signing, dating and returning the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope (or by submitting your voting instructions by Internet or telephone as described on the WHITE proxy card or WHITE voting instruction form) as soon as possible. We urge you not to sign or return Dorian's [•] proxy card or otherwise provide proxies sent to you by Dorian. Doing so, even to withhold on the Dorian board's nominees, will revoke any vote you may have cast for the independent nominees on the WHITE proxy card. If you have returned Dorian's [•] proxy card, you have every right to change your vote by returning a later dated WHITE proxy card. Only your latest-dated validly executed proxy card will count.

        Remember, if your Dorian Common Shares are held through a brokerage firm, bank or other nominee, only it can exercise voting rights with respect to your shares and only upon receipt of specific instructions from you. Accordingly, it is critical that you promptly complete the enclosed WHITE voting instruction form or contact the person responsible for your account and give instructions to have your shares voted for the election of the independent and highly qualified candidates nominated by us.

        If you have any questions or require any assistance in executing or delivering your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., by telephone at 800-322-2885 or 212-929-5500 or by e-mail at LPGproxy@mackenziepartners.com.

Very truly yours,

Martin Ackermann
Chairman, BW LPG Holding Limited

PRELIMINARY COPY—SUBJECT TO COMPLETION
DATED [•], 2018
DORIAN LPG LTD.
2018 ANNUAL MEETING OF SHAREHOLDERS
 [•], 2018
PROXY STATEMENT
OF
BW LPG LIMITED
BW LPG HOLDING LIMITED
BW EUROHOLDINGS LIMITED
BAUDOIN LORANS
OUMA SANANIKONE
JEFFREY SCHWARZ

        This proxy statement and the enclosed WHITE proxy card or WHITE voting instruction form are being furnished by BW LPG Limited, an exempted company limited by shares incorporated under the laws of Bermuda ("BW LPG"), its wholly owned subsidiary, BW LPG Holding Limited, an exempted company limited by shares incorporated under the laws of Bermuda ("BW LPG Holding"), BW Euroholdings Limited, a company incorporated under the laws of Cyprus ("BW Euroholdings"), Baudoin Lorans, Ouma Sananikone and Jeffrey Schwarz to shareholders of Dorian LPG Ltd., a company incorporated under the laws of the Republic of the Marshall Islands ("Dorian"), in connection with the solicitation of proxies to be voted at the 2018 annual meeting of shareholders of Dorian, including any adjournments or postponements thereof and any meeting of Dorian shareholders held in lieu thereof (the "Annual Meeting"). References to "BW" "we", "us" or "our" refer to BW LPG, BW LPG Holding and/or BW Euroholdings, as the context requires.

        Pursuant to this proxy statement, we are soliciting proxies from the holders of common shares of Dorian ("Dorian Common Shares") to take the following action:

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  elect Baudoin Lorans, Ouma Sananikone and Jeffrey Schwarz (each, an "Independent Nominee", and, collectively, the "Independent Nominees") to the Dorian board of directors.

        If any of the Independent Nominees is unable to serve or for good cause will not serve as a director, we reserve the right to nominate a substitute nominee for election as a director. In such event, we will file an amended proxy statement that identifies any such substitute nominee, discloses that any such substitute nominee has consented to being named in our amended proxy statement and to serve as a director of Dorian if elected and includes the information with respect to such substitute nominee required to be disclosed under the proxy rules. In any such case, the WHITE proxy card or WHITE voting instruction form will be voted for such substitute nominee(s) in compliance with the Securities and Exchange Commission (the "SEC") rules and any other applicable requirements.

        Dorian has announced that the Annual Meeting will be held on [•], 2018 at [•] at [•]. Dorian set the close of business on [•], 2018 as the record date for determining the Dorian shareholders who will be entitled to vote at the Annual Meeting (the "record date").

        This proxy statement and the accompanying WHITE proxy card or WHITE voting instruction form are first being sent or given to holders of shares of Dorian Common Shares on or about [•], 2018.

        As of the date of this proxy statement, BW does not know of any other business that will be presented at the Annual Meeting. If, however, other matters are properly presented at the Annual Meeting but were not known a reasonable time prior to the mailing of the definitive proxy statement or are matters incidental to the conduct of the meeting, and you have signed, dated and returned the enclosed WHITE proxy card or WHITE voting instruction form (or submitted your voting instructions by Internet or telephone as described on the enclosed WHITE proxy card or WHITE voting instruction form), the named proxies will vote the shares represented thereby in their discretion in relation to such business.

        As of the date of this proxy statement, BW LPG Holding beneficially owns 100 Dorian Common Shares and BW Euroholdings beneficially owns 7,826,460 Dorian Common Shares, which in the aggregate represents approximately 14.2% of the Dorian Common Shares outstanding. Each of BW LPG Holding and BW Euroholdings intends to hold all of such shares through the record date and intends to vote or cause such shares to be voted FOR the election of the Independent Nominees.

        In order to be eligible to make nominations for election to the Dorian board of directors, a shareholder and its proposed nominees must comply with the advance notice and other provisions of Article III, Section 3 of the Bylaws of Dorian LPG Ltd., adopted July 1, 2013 (the "Dorian Bylaws"). BW LPG Holding timely submitted a notice of its intention to nominate the Independent Nominees for election to the Dorian board of directors and related documentation to the Secretary of Dorian on July 16, 2018 in accordance with the Dorian Bylaws.

THIS SOLICITATION IS BEING MADE BY BW AND THE INDEPENDENT NOMINEES AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF DORIAN OR ANY OTHER PERSON.

        On July 9, 2018, BW LPG submitted a revised proposal to Dorian to combine with Dorian in a transaction in which Dorian shareholders would receive 2.12 common shares of BW LPG ("BW LPG Common Shares") for each common share of Dorian ("Dorian Common Shares") they own (the "Revised Proposal"). The Revised Proposal represents an aggregate value of $8.79 per share based on the closing price of the BW LPG Common Shares on July 18, 2018. As of July 18, 2018, the Revised Proposal represents a premium of 26% to the $6.96 closing price of the Dorian Common Shares on May 25, 2018, the last trading day before BW LPG submitted its initial proposal on May 29, 2018, under which Dorian shareholders would have received 2.05 BW LPG Common Shares for each Dorian Common Share they own (the "Initial Proposal"), a premium of 19% to the long-term historical exchange ratio of Dorian and BW LPG since Dorian's initial public offering ("IPO") and through May 25, 2018, a premium of 12% to the closing price of the Dorian Common Shares on July 18, 2018 and an enterprise value of approximately $1.1 billion, which, based on Dorian's adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") for the financial year ended March 31, 2018 as reported in Dorian's press release relating to its financial results for the quarterly period and fiscal year ended March 31, 2018, represents an enterprise value to adjusted EBITDA multiple of 15.0x.

IMPORTANT

        If elected, the Independent Nominees would serve with Dorian's other four directors and therefore would not constitute a majority of the Dorian board. However, because the Independent Nominees are independent of BW, we believe they will consider without any bias our Revised Proposal and be willing to be outspoken in the boardroom about their views for maximizing shareholder value, which may include pursuing a business combination of Dorian with BW LPG or a third party, or remaining independent. We believe that a vote for the Independent Nominees will increase the likelihood that the Dorian board of directors will consider the views of all shareholders and actively explore strategic opportunities, including a potential combination.

        We are not soliciting proxies to approve a merger or other transaction involving Dorian, including the Revised Proposal. Your vote for the election of the independent candidates nominated by us does not obligate you or any Independent Nominee to approve any transaction between BW LPG and Dorian.

        This proxy statement, any additional proxy solicitation materials of BW and the Independent Nominees and the WHITE proxy card are available at http://www.bwlpg.com/Investor-Centre/BWLPG_DorianLPG_ProposedCombination. None of the information available at such website will be deemed to be incorporated by reference into this proxy statement.

        BW LPG has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in communicating with Dorian shareholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about voting your Dorian Common Shares or require any other assistance in voting, please contact MacKenzie at:

1407 Broadway, 27th Floor
New York, NY 10018
Phone: 800-322-2885 or 212-929-5500
E-mail: LPGproxy@mackenziepartners.com

INFORMATION ABOUT THIS PROXY STATEMENT

        Except as otherwise expressly set forth in this proxy statement, the information concerning Dorian contained in this proxy statement has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. BW, the Independent Nominees and the other participants named herein do not take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Dorian to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown by such party. BW, the Independent Nominees and the other participants named herein have relied upon the accuracy of the information included in such publicly available documents and records on file with the SEC and other public sources and have not made any independent attempt to verify the accuracy of such information.

        You should not assume that the information contained in this proxy statement is accurate as of any date other than [•], 2018 or as otherwise qualified, and the mailing of this proxy statement to shareholders of Dorian shall not create any implication to the contrary. You are urged to read this proxy statement and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information.

QUESTIONS AND ANSWERS RELATING TO THIS PROXY SOLICITATION

        The following are some of the questions you may have as a shareholder of Dorian, as well as the answers to those questions. The following is not a substitute for the information contained in this proxy statement, and the information contained below is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge you to read this proxy statement carefully and in its entirety.

Who is making this solicitation?

        BW LPG, BW LPG Holding, BW Euroholdings, Baudoin Lorans, Ouma Sananikone, Jeffrey Schwarz and certain other participants are making this solicitation.

        BW LPG is an exempted company limited by shares incorporated under the laws of Bermuda, with its principal executive offices located at Mapletree Business City, #17-02, 10 Pasir Panjang Road, Singapore 117438. Its telephone number is +65 6705 5588. The principal business of BW LPG is that of an investment holding company.

        BW LPG Holding is an exempted company limited by shares incorporated under the laws of Bermuda, with its principal executive offices located at Mapletree Business City, #17-02, 10 Pasir Panjang Road, Singapore 117438. Its telephone number is +65 6705 5588. BW LPG Holding is a direct, wholly owned subsidiary of BW LPG, and the principal business of BW LPG Holding is that of an investment holding company.

        BW Euroholdings is a company incorporated under the laws of Cyprus, with its principal executive offices at Mapletree Business City, #18-01, 10 Pasir Panjang Road, Singapore 117438. Its telephone number is +65 6337 2133. The principal business of BW Euroholdings is that of an investment holding company.

        BW Euroholdings is a direct, wholly owned subsidiary of BW Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda ("BW Group"). The Sohmen Family Foundation, a foundation organized under the laws of Liechtenstein (the "Foundation"), holds 93.25% of BW Group. As of the date of this proxy statement, BW Group owns approximately 45% of BW LPG.

        For additional information regarding BW LPG, BW LPG Holding, BW Euroholdings and the Independent Nominees and information regarding the directors, officers and employees of BW LPG, BW LPG Holding, BW Euroholdings and their respective affiliates who may be deemed participants in the solicitation of proxies by BW in connection with the Annual Meeting, please see "the BW Independent Nominees" and "Information about the Participants" below.

What are we asking you to vote for?

        We are asking for your proxy to vote FOR the election of the Independent Nominees on the enclosed WHITE proxy card or WHITE voting instruction form.

        The Dorian board of directors currently consists of seven directors and is divided into three classes: Class I, Class II and Class III. Pursuant to Dorian's Articles of Incorporation, dated as of July 1, 2013, as amended April 25, 2014 (the "Dorian Articles of Incorporation"), each class of directors must consist of, as nearly as possible, one-third the total number of directors. Directors elected at the Annual Meeting will hold office for a three-year term and until their successors have been elected and qualified or their death, resignation, removal or the earlier termination of their term of office.

        We are proposing that Baudoin Lorans, Ouma Sananikone and Jeffrey Schwarz be elected to the Dorian board of directors as the Class II directors. We believe that the Independent Nominees are highly qualified to serve on the Dorian board of directors, and are well-respected members of the

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business community with extensive industry, finance and board experience who are committed to act in the best interests of Dorian and its shareholders. We also believe that the Independent Nominees have the necessary track-record, strategic vision and experience to maximize shareholder value.

        We believe that the Independent Nominees are independent under the applicable New York Stock Exchange (the "NYSE") rules and Dorian's corporate governance guidelines. We also believe that the Independent Nominees are independent under the heightened independent standards applicable to audit committee members under the rules of the NYSE and the SEC. None of the Independent Nominees are affiliated with BW LPG, BW LPG Holding, BW Euroholdings or any of their respective affiliates. The Independent Nominees have specifically agreed to exercise their independent judgment in accordance with their fiduciary duties in all matters that come before the Dorian board of directors. Additional information about the Independent Nominees is set forth in this proxy statement under the section titled "Proposal I—The BW Independent Nominees" and in Appendix I and Appendix II to this proxy statement, which we urge you to read.

Why are we soliciting your vote?

        On July 9, 2018, BW LPG submitted a revised proposal to Dorian to combine with Dorian in a transaction in which Dorian shareholders would receive 2.12 BW LPG Common Shares for each Dorian share.

        We believe a vote for the Independent Nominees will let Dorian know that you want Dorian to engage in and continue good faith negotiations with BW LPG regarding the Revised Proposal. We also believe that a vote for the Independent Nominees will increase the likelihood that the Dorian board of directors will consider the views of all shareholders and actively explore strategic opportunities, including a potential combination.

        We believe that the Independent Nominees are highly qualified to serve as directors of Dorian, and are well-respected members of the business community with extensive industry, finance and board experience who are committed to act in the best interests of Dorian and its shareholders. We believe that, if elected, each of the Independent Nominees would be considered an independent director of Dorian under the applicable NYSE rules and Dorian's corporate governance guidelines, will exercise his or her independent judgment in all matters that come before the Dorian board of directors and has the necessary track-record, strategic vision and experience to maximize shareholder value.

If you elect the Independent Nominees to the Dorian board of directors, are you agreeing to a combination of BW LPG and Dorian?

        No. Your vote to elect the Independent Nominees to the Dorian board of directors does not obligate Dorian to agree to combine with BW LPG or obligate you or any Independent Nominee to vote in favor of any transaction between Dorian and BW LPG or otherwise consent to any transaction between BW LPG and Dorian. Even if all three of our Independent Nominees are elected at the Annual Meeting, they will still only constitute a minority of the Dorian board of directors. BW has no agreement with any of the Independent Nominees to agree to the terms of the Revised Proposal if elected to the Dorian board. If elected, we expect that each of the Independent Nominees will work to cause the board to engage with us and independently evaluate the Revised Proposal and any other strategic alternative in the best interests of ALL Dorian shareholders.

        Although we believe the election of the Independent Nominees to the Dorian board of directors is an important step toward encouraging Dorian to enter into and continue good faith negotiations with us with respect to the Revised Proposal, we are not asking the Dorian shareholders to consent to or vote on the Revised Proposal at this time.

Where and when will the Annual Meeting be held?

        Dorian has announced that the Annual Meeting is scheduled to be held on [•], 2018, at [•] at [•].

Who can vote at the Annual Meeting?

        If you owned Dorian Common Shares, either registered in your name or registered in the name of your brokerage firm, bank or other nominee, at the close of business on [•], 2018, the record date for the Annual Meeting, you are entitled to vote or cause your shares to be voted at the Annual Meeting.

        Many Dorian shareholders hold their shares through a brokerage firm, bank or other nominee ("beneficially"), rather than directly in their own name. As summarized below, there are distinctions between shares held of record and those owned beneficially:

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  Shareholder of Record.  If your Dorian Common Shares are registered directly in your name with Dorian's transfer agent, Computershare Shareowner Services, you are considered the shareholder of record of those shares. As the shareholder of record, you can submit your voting instructions by Internet, telephone or mail as described on the enclosed WHITE proxy card.

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  Beneficial Owner.  If your Dorian Common Shares are held by a brokerage firm, bank or other nominee, you are considered the beneficial owner of shares held in "street name." If this is the case, the proxy materials should have been forwarded to you by your brokerage firm, bank or other nominee which is considered the shareholder of record with respect to these shares. As a beneficial owner, you have the right to direct your brokerage firm, bank or other nominee on how to vote the shares. In order for those shares to be voted at the Annual Meeting, you must provide your brokerage firm, bank or other nominee instructions to vote your Dorian Common Shares. Please follow the instructions on the WHITE voting instruction form provided by your brokerage firm, bank or other nominee to direct them as to how to vote your Dorian Common Shares at the Annual Meeting. You may vote your shares in person at the meeting only if you obtain a "legal" proxy from your brokerage firm, bank or other nominee. You also can submit your voting instructions by Internet, telephone or mail as described on the enclosed WHITE voting instruction form.

How many shares must be voted in favor of the Independent Nominees to elect them?

        According to the Dorian Articles of Incorporation, at the Annual Meeting, directors will be elected to the Dorian board of directors by a plurality of the votes cast by holders of Dorian Common Shares entitled to vote in the election. Accordingly, the three candidates who receive the greatest number of FOR votes cast for election will be the duly elected Class II directors of Dorian. Cumulative voting is not permitted.

        Abstentions and "broker non-votes" will not be considered to be votes cast for the election of directors and therefore will have no effect on the outcome of the election of directors. "Broker non-votes" are shares held by a broker that are represented at a meeting of shareholders, but with respect to which brokers are prohibited from exercising voting authority with respect to non-routine matters, such as the election of directors, because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

        As of the date of this proxy statement, BW LPG Holding beneficially owns 100 Dorian Common Shares and BW Euroholdings beneficially owns 7,826,460 Dorian Common Shares, which in the aggregate represents approximately 14.2% of the Dorian Common Shares outstanding. Each of BW LPG Holding and BW Euroholdings intends to hold all of such shares through the record date and intends to vote or cause such shares to be voted FOR the election of the Independent Nominees.

How can you vote?

        You can vote your Dorian Common Shares for the election of the Independent Nominees in one of the following ways:

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  By Internet.  Submit a proxy via the Internet up until 11:59 pm Eastern Time the day before the Annual Meeting by following the voting instructions on the enclosed WHITE proxy card or WHITE voting instruction form. Internet voting procedures are designed to authenticate your identity, allow you to have your Dorian Common Shares voted and confirm that your instructions have been properly recorded. Your submission of a proxy by Internet authorizes the proxies to vote your Dorian Common Shares in the same manner as if you had signed and returned a WHITE proxy card or WHITE voting instruction form.

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  By Telephone.  Submit a proxy by telephone up until 11:59 pm Eastern Time the day before the Annual Meeting by following the voting instructions on the enclosed WHITE proxy card or WHITE voting instruction form. Your telephone vote authorizes the proxies to vote your Dorian Common Shares in the same manner as if you had signed and returned a WHITE proxy card or WHITE voting instruction form.

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  By Mail.  Sign, date and promptly mail the enclosed WHITE proxy card or WHITE voting instruction form in the enclosed postage-paid envelope.

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  In Person.  Shareholders of record may vote Dorian Common Shares held in their name in person at the Annual Meeting. Shares for which a Dorian shareholder is the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if such shareholder is able to obtain a "legal" proxy from the brokerage firm, bank or other nominee that holds the shareholder's shares, indicating that the shareholder was the beneficial owner as of the record date and the number of Dorian Common Shares for which the shareholder was the beneficial owner on the record date.

        If you hold your Dorian Common Shares in "street name" with a brokerage firm, bank or other nominee, unless you obtain a "legal" proxy, only your brokerage firm, bank or other nominee can exercise voting rights with respect to your Dorian Common Shares. It is required to vote such Dorian Common Shares in accordance with your instructions. Accordingly, it is critical that you promptly follow the instructions set forth in the WHITE voting instruction form provided by your brokerage firm, bank or other nominee to ensure that your Dorian Common Shares are voted FOR the election of each of the Independent Nominees to the Dorian board of directors. BW recommends that you confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to BW (c/o MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018), so that BW will be aware of all instructions given and can attempt to ensure that those instructions are followed.

        We urge you not to sign or return the [•] proxy card of Dorian or otherwise provide your proxy to Dorian. It will NOT help elect the Independent Nominees if you sign and return the [•] proxy card of Dorian and vote against Dorian's nominees (the "Management Nominees") or withhold your vote for the Management Nominees. Doing so may cancel any previous votes you have cast, including a previous vote FOR the Independent Nominees.

What if you have already signed or returned a [•] proxy card or otherwise provided your proxy to Dorian?

        If you have already signed or returned a [•] proxy card or otherwise provided your proxy to Dorian and you are a Dorian shareholder of record, you may revoke your previously signed or returned [•] proxy card or otherwise provided proxy by signing and returning a later-dated WHITE proxy card in the enclosed postage-paid envelope, by submitting a later-dated proxy by Internet or telephone

(instructions appear on your WHITE proxy card), by attending the Annual Meeting and voting in person or by delivering a written notice of revocation to BW (c/o MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018) or to the Secretary of Dorian. Only your latest dated proxy or your vote in person at the Annual Meeting will be counted.

        Please note that if your Dorian Common Shares are held in "street name" by a brokerage firm, bank or other nominee, you must follow the instructions set forth in the WHITE voting instruction form provided by your brokerage firm, bank or other nominee to revoke your earlier vote. BW recommends that you confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to BW (c/o MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018), so that BW will be aware of all instructions given and can attempt to ensure that those instructions are followed.

What happens if you return a signed WHITE proxy card or WHITE voting instruction form without voting instructions?

        If you return a signed WHITE proxy card or WHITE voting instruction form without providing voting instructions, your Dorian Common Shares will be voted FOR the election of each of the Independent Nominees to the Dorian board of directors.

Will any other matters be considered at the Annual Meeting?

        We do not know of any other matters to be presented for approval by the shareholders of Dorian at the Annual Meeting. If, however, other matters are properly presented that (i) we did not know, within a reasonable time before our solicitation, were to be presented at the Annual Meeting or (ii) are matters incident to the conduct of the meeting, the persons named in the enclosed WHITE proxy card or WHITE voting instruction form will vote the Dorian Common Shares represented thereby in accordance with their best judgment in relation to such additional business pursuant to the discretionary authority granted in the proxy.

What is the deadline for submitting proxies?

        Proxies can be submitted until action on the director nominations is taken at the Annual Meeting. However, to be sure that we receive your proxy in time to utilize it, we request that you provide your proxy to us c/o Corporate Election Services, P.O. Box 3230, Pittsburg, PA 15230 as early as possible.

How can proxies be revoked?

        A Dorian shareholder of record may revoke or change his or her proxy instructions, including proxies already given to Dorian (including Dorian's [•] proxy cards), at any time prior to the vote at the Annual Meeting by:

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  submitting a later-dated proxy by Internet or telephone up until 11:59 pm Eastern Time the day before the Annual Meeting as to how you would like your shares voted (instructions are on your WHITE proxy card);

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  submitting a properly executed, later-dated proxy card;

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  attending the Annual Meeting and revoking any previously submitted proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy); or

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  delivering written notice of revocation either to BW (c/o MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018) or to the Secretary of Dorian at c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, CT 06902.

v

        For information on the revocation of proxies, please see the section titled "Revocation of Proxies."

        Please note that if your Dorian Common Shares are held in "street name" by a brokerage firm, bank or other nominee, you must follow the instructions set forth in the WHITE voting instruction form provided by your brokerage firm, bank or other nominee to revoke your earlier vote. Submitting a later-dated WHITE voting instruction form by Internet or telephone, or mailing a later-dated WHITE voting instruction form, will revoke a previously cast vote. BW recommends that you confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to BW (c/o MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018), so that BW will be aware of all instructions given and can attempt to ensure that those instructions are followed.

What does it mean if I receive more than one WHITE proxy card or WHITE voting instruction form?

        If you hold your Dorian Common Shares in multiple registrations, or in both registered and "street name," you will receive a WHITE proxy card and/or WHITE voting instruction form for each account. Please sign, date and return all WHITE proxy cards and WHITE voting instruction forms you receive. If you choose to vote by Internet or telephone, please vote each WHITE proxy card and WHITE voting instruction form you receive. Only your last dated proxy for each account will be voted.

Who is paying for the solicitation?

        BW LPG will pay all costs of the solicitation and will not seek reimbursement of these costs from Dorian.

Whom should you call if you have any questions about the solicitation?

        If you have any questions, or need assistance in voting your Dorian Common Shares, please contact BW's proxy solicitor, MacKenzie Partners, Inc., by telephone at 800-322-2885 or 212-929-5500 or by e-mail at LPGproxy@mackenziepartners.com.

PROPOSAL I: ELECTION OF DIRECTORS

Nomination for Election and Qualifications to Serve as Director

        The Dorian board of directors currently consists of seven directors and is divided into three classes: Class I, Class II and Class III. Pursuant to Dorian's Articles of Incorporation, each class of directors must consist of, as nearly as possible, one-third the total number of directors. Directors elected at the Annual Meeting will hold office for a three-year term and until their successors have been elected and qualified or their death, resignation, removal or the earlier termination of their term of office. BW is seeking your support at the Annual Meeting to elect the three Independent Nominees, who are Baudoin Lorans, Ouma Sananikone and Jeffrey Schwarz, to the Dorian board of directors as Class II directors. If elected, those three candidates would comprise all of the Class II directors and three out of seven directors overall, and would hold office until the 2021 annual meeting of the shareholders of Dorian and their respective successors have been elected and qualified or until their respective death, resignation, removal or the earlier termination of their term of office. Each of the Independent Nominees has consented to being nominated by BW LPG Holding for election to the Dorian board of directors, to being named as an Independent Nominee in this proxy statement and the form of proxy and form of voting instruction form relating to his or her election as a director of Dorian and, if elected, to serving as a director of Dorian.

        Pursuant to the Nomination Agreements, BW LPG has agreed to pay certain out-of-pocket expenses incurred by each Independent Nominee in connection with his or her nomination for election to the Dorian board of directors, and subject to certain exceptions, to indemnify each Independent Nominee with respect to losses, claims and other costs and expenses to which such Independent Nominee may become subject or may incur arising out of the solicitation of proxies for the Independent Nominee's election to the Dorian board of directors. The Independent Nominees will not be entitled to receive compensation from BW for serving as Independent Nominees, for being elected to the Dorian board of directors or for service as directors on the Dorian board of directors.

        We believe that each of the Independent Nominees is highly qualified to serve as a director of Dorian and would be considered an independent director of Dorian under the applicable NYSE rules and Dorian's corporate governance guidelines, which guidelines are available at http://dorianlpg.com/investor-center/corporate-governance/default.aspx?section=governancepolicies. None of the information available at such website will be deemed to be incorporated by reference into this proxy statement. We also believe that each of the Independent Nominees would be considered independent under the heightened independent standards applicable to audit committee members under the rules of the NYSE and the SEC.

        In addition, the Independent Nominees understand that, if elected to the Dorian board of directors, each of them will have fiduciary duties to Dorian and its shareholders as a director of Dorian. Each of the Independent Nominees has made a commitment to, if elected, act in the best interests of Dorian and its shareholders and exercise his or her independent judgment in accordance with his or her fiduciary duties in all matters that come before the Dorian board of directors, including any proposal from BW.

Reasons to Vote for the Independent Nominees

        We believe a vote for the Independent Nominees will let Dorian know that you want Dorian to engage in and continue good faith negotiations with BW LPG regarding the Revised Proposal. We believe that the combination of BW LPG and Dorian would create a leading owner and operator of modern Very Large Gas Carriers (VLGCs), and that shareholders of Dorian would realize the significant benefits it would bring to stakeholders of both companies, including a combined fleet with better geographical coverage that will enable customers to receive improved utilization, scheduling and positioning.

        Specifically, on July 9, 2018, BW LPG submitted the Revised Proposal to combine with Dorian in a transaction in which Dorian shareholders would receive 2.12 BW LPG Common Shares for each Dorian Common Share they own, which consideration represents an aggregate value of $8.79 per share based on the closing price of BW LPG Common Shares on July 18, 2018. As of July 18, 2018, the Revised Proposal represents a premium of 26% to the $6.96 closing price of Dorian Common Shares on May 25, 2018, the last trading day before BW LPG submitted the Initial Proposal, a premium of 19% to the long-term historical exchange ratio of Dorian and BW LPG since Dorian's IPO and through May 25, 2018, a premium of 12% to the closing price of the Dorian Common Shares on July 18, 2018 and an enterprise value of approximately $1.1 billion, which, based on Dorian's adjusted EBITDA for the financial year ended March 31, 2018 as reported in Dorian's press release relating to its financial results for the quarterly period and fiscal year ended March 31, 2018, represents an enterprise value to adjusted EBITDA multiple of 15.0x.

The BW Independent Nominees

        Set forth below is information with respect to each of the Independent Nominees, including information that led to BW's conclusion that each of the Independent Nominees is qualified to serve as a member of the Dorian board of directors. This information has been furnished to BW by the Independent Nominees. Please see Appendix I and Appendix II for additional information about the Independent Nominees, which information was also furnished to BW by the Independent Nominees.

Name and Business Address	Age	Current Principal Occupation and Previous Employment During the Past Five Years and Certain Other Information
Baudoin Lorans c/o Norfolk Group LLC 450 Lexington Avenue, 4th Fl. New York, NY 10017	39	Baudoin Lorans is a private equity investor, currently serving as the Managing Partner of the Norfolk Group LLC and as a Senior Advisor to Presidio Investors, a private equity firm based in San Francisco. Previously, Mr. Lorans was with Caisse de Dépôt et Placement du Québec (CDPQ) from September 2014 until April 2018, where he co-led the firm's direct private equity investment activity in the United States and Latin America as the vice president and co-head of direct private equity for the U.S. and Latin America. Prior to joining CDPQ, Mr. Lorans served as Managing Director of One Point Capital Management, having previously worked with Rhône Group LLC and started his career in the mergers and acquisitions group of Merrill Lynch.

Mr. Lorans has served as a director on the board of numerous privately-held companies, including TVS Logistics Services Limited, MyEyeDr., Rexair Holdings, as well as serving as a board observer of SPIE SA.

Mr. Lorans' principal occupation is as a private equity investment professional at Norfolk Group LLC. Mr. Lorans' business address is also the principal address of the organization in which his present employment is carried on. The principal business of Norfolk Group LLC is private equity investing.

Name and Business Address	Age	Current Principal Occupation and Previous Employment During the Past Five Years and Certain Other Information
		BW believes Mr. Lorans will bring to the Dorian board of directors the benefits of his years of experience at CDPQ and One Point Capital Management and insights gained from his current and prior board directorships.
		None of the foregoing companies are parents, subsidiaries or affiliates of Dorian or BW.
		Mr. Lorans graduated magna cum laude from Brown University with a BA in History and East Asian Studies.
Ouma Sananikone c/o Macquarie Infrastructure Group (MIC) 125 W 55th Street New York, NY 10019	60
Ouma Sananikone has served as a director of Macquarie Infrastructure Corporation since February 2013. She was also a non-executive director of the Caisse de Depot et Placement de Quebec in Canada (2007-2017), Icon Parking (2006-2018), Moto Hospitality Services (from 2006-2009) and Air Serv Holdings (from 2006-2013). She was previously Chairman of Smarte Carte from 2007 to 2010 and of EvolutionMedia from 2003 to 2005. She also acted as Australian Financial Services Fellow for the U.S. on behalf of Invest Australia from 2005 to 2008. Ms. Sananikone served as director of State Super Corporation of NSW (Australia) from 2002 to 2005 and as a director of Babcock and Brown Direct Investment Fund (Australia) from 2002 to 2005. In addition, she was previously a Managing Director with responsibility for Corporate Strategy and Development at BT Financial Group, part of Westpac Banking Group from 2002 to 2003, and the Chief Executive Officer of Aberdeen Asset Management (Australia) Ltd, a division of Aberdeen Asset Management PLC from 2000 to 2001. From 1994 to 2000, Ms. Sananikone was the CEO of the EquitiLink Group, which was later acquired by Aberdeen Asset Management PLC. Prior to EquitiLink, Ms. Sananikone was Managing Director, heading up the Asset Management operations of BNP in Australia.

Ms. Sananikone's principal occupation is as Non-Executive Company Board Director of Macquarie Infrastructure Corporation. Ms. Sananikone's business address is also the principal address of the organization in which her present employment is carried on. The principal business of Macquarie Infrastructure Corporation is the ownership, operation and investment in a diversified portfolio of infrastructure and infrastructure-like businesses.

BW believes Ms. Sananikone will bring to the Dorian board of directors the benefits of having served on other public and private boards for more than a decade.

None of the foregoing companies are parents, subsidiaries or affiliates of Dorian or BW.

Name and Business Address	Age	Current Principal Occupation and Previous Employment During the Past Five Years and Certain Other Information
		Ms. Sananikone received a BA in Economics and Political Science from the Australian National University and a Master of Commerce in Economics from New South Wales University.
Jeffrey Schwarz c/o Metropolitan Capital Partners V LLC 499 Park Avenue Suite 1201 New York, NY 10022	59
Jeffrey Schwarz was the co-founder of Metropolitan Capital Advisors, Inc., a New York-based money management firm founded in 1992. Mr. Schwarz served as Metropolitan's Chief Investment Officer from the firm's inception until his retirement in 2012. Since 2012, Mr. Schwarz has served as the Managing Member of Metropolitan Capital Partners V LLC, the investment vehicle of the Schwarz family office. The Metropolitan entities were and remain active investors in the shipping and hydrocarbon logistics sectors as well as being champions of best practices in corporate governance. Mr. Schwarz is the chairman of the board of directors of HL Acquisitions Corp. and the co-chairman of the board of directors of each of Bogen Communications International Inc. and Bogen Corporation. Previously, Mr. Schwarz served as a director of Aurora Funds Management Ltd. and as chairman of the board of directors of Molopo Energy Ltd.

Mr. Schwarz's principal occupation is as an investor and as the Chief Executive Officer of HL Acquisitions Corp. Mr. Schwarz's business address is also the principal address of the organization in which his present employment with Metropolitan Capital Partners V LLC is carried on. The principal business of Metropolitan Capital Partners V LLC is investing and the principal business of HL Acquisitions Corp. is to serve as a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities.

BW believes Mr. Schwarz will bring to the Dorian board of directors the benefits of his years of investing experience at Metropolitan Capital Advisors, his familiarity with the shipping industry and insights gained from his current and prior board directorships.

None of the foregoing companies are parents, subsidiaries or affiliates of Dorian or BW.

Mr. Schwarz received a BS in Economics (Summa Cum Laude) and an MBA from the Wharton School of the University of Pennsylvania.

        If elected, we would expect that each of the Independent Nominees will be entitled to such compensation from Dorian as is provided to non-executive directors of Dorian and is described in Dorian's definitive proxy statement in respect of its 2017 annual meeting of shareholders dated July 31, 2017 (the "2017 Dorian Proxy Statement") under the heading "Director Compensation." According to the 2017 Dorian Proxy Statement, Dorian's non-executive directors receive annual compensation of $100,000 (50% in cash and 50% as an equity award in a form determined by Dorian's Compensation

Committee), paid quarterly in arrears. The chairman of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee each receive additional annual cash compensation of $15,000. Further, any director serving on a committee of the Dorian board of directors, other than a chairman of a committee, receives additional annual cash compensation of $10,000 per committee. Each director is also reimbursed for out-of-pocket expenses in connection with attending meetings of the Dorian board of directors or committees. Each director is fully indemnified by Dorian for actions associated with being a director to the extent permitted under Marshall Islands law. Dorian's directors are also eligible to receive awards under an equity incentive plan that Dorian adopted prior to the completion of its initial public offering. BW believes that the Independent Nominees would be entitled to receive the foregoing compensation and benefits arrangements if elected to the Dorian board of directors. BW also believes that, upon election, the Independent Nominees would be covered by Dorian's director and officer liability insurance, if any, and would be entitled to any other benefits made available to the other directors of Dorian. All information regarding Dorian's director compensation and benefits arrangements set forth in herein is derived solely from the 2017 Dorian Proxy Statement, and BW disclaims any responsibility for the foregoing.

        If elected to the Dorian board of directors, the Independent Nominees will not receive any compensation from BW for their election to the Dorian board of directors or services as directors of Dorian.

        Each of the Independent Nominees may be deemed to have an interest in the election of directors at the Annual Meeting by virtue of his or her nomination for election to the Dorian board of directors and the compensation he or she will receive from Dorian as a director, if elected to the Dorian board of directors, and as described elsewhere in this proxy statement.

        BW does not expect that any of the Independent Nominees will be unable to stand for election, but reserves the right to nominate substitute or additional persons as nominees for any reason, including in the event that (1) the Dorian board of directors is expanded beyond its current size and/or (2) any of the Independent Nominees is unable for any reason, including by reason of the taking or announcement of any action by Dorian that has, or if consummated would have, the effect of disqualifying any such Independent Nominee, to serve as a director or for good cause shown will not serve as a director. In any such case, we will file an amended proxy statement that identifies any such substitute or additional nominee, discloses that any such substitute or additional nominee has consented to being named in our amended proxy statement and to serve as a director of Dorian if elected and includes the information with respect to such substitute or additional nominee required to be disclosed under the proxy rules. In the event that Dorian refuses to permit a substitute or additional nominee as contemplated by this paragraph by reason of the Dorian Bylaws or otherwise, we reserve the right to challenge the Dorian Bylaws or the application of the Dorian Bylaws to such substitute or additional nominees or such other action in an appropriate legal proceeding. In the event that any of the Independent Nominees is unable to serve (or for good cause will not serve) or additional persons are nominated by BW as nominees, the Dorian Common Shares represented by the enclosed WHITE proxy card or WHITE voting instruction form will be voted for the substitute nominees of BW in compliance with SEC rules and any other applicable requirements.

        WE URGE YOU TO VOTE FOR THE ELECTION OF BAUDOIN LORANS, OUMA SANANIKONE AND JEFFREY SCHWARZ BY MARKING, SIGNING, DATING AND RETURNING YOUR WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

OTHER MATTERS

        Except for the matters discussed above, BW knows of no other matters to be presented for approval by the shareholders of Dorian at the Annual Meeting. If, however, other matters are properly presented that (i) we did not know, within a reasonable time before our solicitation, were to be presented at the Annual Meeting or (ii) are matters incident to the conduct of the meeting, the persons named in the enclosed WHITE proxy card or WHITE voting instruction form will vote the Dorian Common Shares represented thereby in accordance with their best judgment in relation to such additional business pursuant to the discretionary authority granted in the proxy.

BACKGROUND OF THE SOLICITATION

        As part of the regular evaluation of its business, BW LPG considers a variety of strategic options and transactions. In connection with such evaluation process, and consistent with its view that a larger fleet with better geographical coverage will drive value for BW LPG's customers, BW LPG has from time to time considered pursuing strategic transactions with other shipping companies, including Dorian.

        In furtherance thereof, representatives of BW have from time to time had informal conversations with representatives of Dorian and certain of its shareholders regarding the potential exploration of a strategic transaction between BW LPG and Dorian.

        On May 29, 2018, Andreas Sohmen-Pao, the Chairman of the Board of Directors of BW LPG, telephoned John Hadjipateras, Dorian's Chairman, President and Chief Executive Officer, to inform Mr. Hadjipateras that BW LPG strongly believes in the strategic merit of a combination of BW LPG and Dorian and that Mr. Sohmen-Pao would be sending Mr. Hadjipateras a letter shortly thereafter setting forth a proposal for such a combination.

        Following the telephone call between Mr. Sohmen-Pao and Mr. Hadjipateras, Mr. Sohmen-Pao sent the following letter to Mr. Hadjipateras.

  May 29, 2018

  Mr. John Hadjipateras
  Chairman, President and
  Chief Executive Officer
  Dorian LPG Ltd.
  c/o Dorian LPG (USA) LLC
  27 Signal Road
  Stamford, Connecticut 06902

  Dear John:

  Thank you for taking the time to speak with me earlier today. I write to follow up on that conversation and to propose a combination of Dorian LPG Ltd. ("Dorian") and BW LPG Limited ("BW LPG"), a transaction that we believe represents a unique and compelling opportunity to maximize value for our respective shareholders.

  We think highly of Dorian's fleet, management and operating principles. We share your vision to build a high quality LPG shipping fleet and agree with Dorian's publicly-stated views regarding the strategic and financial benefits of industry consolidation. We believe a combination would provide our respective shareholders with the opportunity to own a larger, stronger company in the midst of challenging industry conditions.

  On behalf of the BW LPG board of directors, I am pleased to present this proposal for a combination of BW LPG and Dorian, in a transaction in which Dorian shareholders would receive

  2.05 BW LPG shares for each Dorian share. Under our proposal, BW LPG would undertake a dual-listing of its shares on the New York Stock Exchange ("NYSE") such that Dorian shareholders would receive NYSE-listed BW LPG shares, representing in the aggregate 45% of the combined company at the completion of the transaction.

  Based on BW LPG's share price of NOK31.42, and an NOK/USD$ exchange rate of 8.193, our proposal values each Dorian share at USD $7.86, which represents:

  •
  A premium of 13% to the closing Dorian share price on May 25, 2018 of USD $6.96 per share;

  •
  A premium of 15% to the long-term historical exchange ratio of Dorian and BW LPG since Dorian's IPO;

  •
  An enterprise value of USD $1.1 billion, which, based on reported LTM EBITDA to December 31, 2017, represents an EV to EBITDA multiple of 13.9x; and

  •
  An equity value of USD $441 million, which, based on our estimate of Dorian's current net asset value ("NAV"), represents a combination on a NAV to NAV basis.

  This proposal would provide Dorian's shareholders with the opportunity to receive equity ownership in a larger and stronger liquefied petroleum gas shipping company, with the ability to enjoy a number of long-term benefits from the merged company's enhanced profile, including:

  •
  A larger combined fleet with better geographical coverage will provide increased value for our customers;

  •
  Significant free cash flow accretion to Dorian shareholders;

  •
  A stronger credit profile that provides the financial flexibility to pursue an enhanced growth trajectory relative to Dorian's standalone strategy;

  •
  Substantial financial and operational synergies through the combination of the two companies; and

  •
  Expanded investor attention and enhanced trading liquidity as a result of greater market capitalization.

  The synergies mentioned above will drive meaningful value creation for shareholders through higher pro forma earnings for the combined company in excess of what we each could achieve separately. We intend to work with you to optimize the structure and operations of the combined company to maximize the synergy potential for the benefit of all stakeholders of the combined company.

  Our proposal is based on our assessment of Dorian's NAV and assumes Dorian has a total of 56.2 million shares on a fully diluted basis, based on Dorian's public SEC filings. While our proposal has been carefully considered, it is based on a review of public information and our knowledge of Dorian and the industry. Accordingly, this proposal is subject to completion of a customary confirmatory due diligence, which we are confident we can complete in an expeditious manner.

  Completion of the transaction will require BW LPG shareholder approval by a simple majority of votes cast to authorize the increase in BW LPG share capital to effect the issuance of new shares. We are confident that such shareholder approval will be attainable given the extremely strong strategic merits of the combination and support of the transaction from BW Group, an approximately 45% shareholder of BW LPG. Completion of the transaction will also be subject to customary closing conditions, including approval by Dorian's shareholders and receipt of applicable regulatory approvals.

  We would have preferred to present this proposal to you and to the Dorian board of directors confidentially. However, as you will appreciate, in compliance with regulatory obligations, BW Group, as a Schedule 13D filing shareholder of Dorian, must make public promptly the fact that BW LPG has approached you concerning this potential combination. As a result, BW Group is required to, and will, promptly file an amendment to its Schedule 13D disclosing our preliminary discussion and the proposal we are hereby making. We therefore also intend to issue a press release concerning these communications.

  This proposal is an expression of our interest only, and does not create any legally binding obligation. No such obligation will arise unless and until execution and delivery of mutually acceptable definitive documentation by the parties thereto.

  In closing, we feel strongly that a combination of Dorian and BW LPG would be an attractive transaction for both companies and would maximize value for our respective shareholders. We are fully committed to this combination, which has the full attention and unanimous support of our board of directors and senior management team, and have engaged legal and financial advisers in connection with this proposal.

  We remain at your disposal to address any questions you or your board of directors may have. We appreciate your consideration and look forward to your response.

  Sincerely,
  Andreas Sohmen-Pao
  Chairman of the Board of Directors

        Also on May 29, 2018, BW LPG issued the following press release announcing its submission of the Initial Proposal and made available an investor presentation regarding the Initial Proposal.

  BW LPG Proposes to Combine with Dorian In All-Stock Transaction Valued at USD $1.1 Billion

  FOR IMMEDIATE RELEASE

  •
  Dorian Shareholders Would Benefit from Immediate Premium, Significant Free Cash Flow Accretion and 45% Ownership of Larger Company with Expanded Investor Attention and Enhanced Trading Liquidity as a Result of Greater Market Capitalization

  •
  Dorian and BW LPG Shareholders to Benefit From Stronger Credit Profile and Combined Scale

  •
  Larger Combined Fleet with Better Geographical Coverage to Drive Value for Customers

  •
  Combined Company's Shares to be Dual-Listed on New York Stock Exchange (NYSE) and Oslo Stock

  •
  Exchange (OSE) BW LPG to Host Conference Call to Discuss Q1 2018 Earnings Results and Proposed Transaction on Wednesday, May 30, 2018 at 14:00 hrs CET, 08:00 hrs EDT and 20:00 hrs SGT

  (Oslo, May 29, 2018)

  BW LPG Limited ("BW LPG", the "Company", OSE ticker code: "BWLPG") today announced a proposal to combine with Dorian LPG Ltd. ("Dorian") (NYSE: LPG) in an all-stock transaction. Dorian shareholders would receive 2.05 BW LPG shares for each Dorian share. Pursuant to the proposed transaction, BW LPG intends to dual-list on the New York Stock Exchange ("NYSE") such that Dorian shareholders would receive at closing NYSE listed BW LPG shares, representing in the aggregate 45% of the combined company at the completion of the transaction. The proposal is supported by BW Group, which owns 14.2% of Dorian and approximately 45% of BW LPG.

  BW LPG's proposal to acquire Dorian represents a value of USD $7.86 per share of Dorian common stock based on BW LPG's closing share price of NOK 31.42 on May 28, 2018* (*Represents NOK/USD exchange rate of 8.193). The total equity value of the transaction is approximately USD $441 million on a NAV to NAV basis and the total enterprise value is USD $1.1 billion, including the assumption of net debt. The proposal represents a premium of 13% to the closing Dorian share price on May 25, 2018 of USD $6.96 per share; a premium of 15% to the long-term historical exchange ratio of Dorian and BW LPG since Dorian's IPO; and an EV to EBITDA multiple of 13.9x based on reported LTM EBITDA to December 31, 2017.

  BW LPG Chief Executive Officer, Martin Ackermann, said, "Our proposal represents a unique and compelling opportunity to maximize value for both Dorian and BW LPG shareholders. Combining Dorian's high quality fleet and operating platform with BW LPG's vessels and expertise would create a larger combined fleet with better geographical coverage to drive value for our customers. Our proposal also provides Dorian shareholders with the opportunity to benefit from ownership of a larger company with enhanced trading liquidity that is better positioned for long-term growth and success."

  Andreas Sohmen-Pao, Chairman of BW LPG and BW Group, commented, "We think highly of Dorian's fleet, management and operating principles. The proposed combination would advance our vision to be a great shipping company, creating long-term value for our customers and shareholders."

  Strategic and Financial Benefits

  •
  Creates Industry-Leading Operator.  Dorian brings a sizeable fleet of modern assets with an average vessel age of 3.9 years to BW LPG's strong fleet that would provide enhanced capabilities to serve customers more efficiently. Together, Dorian and BW LPG would be a leading owner and operator of modern VLGCs, with 73 total vessels in its fleet including 70 VLGCs, and 3 LGCs, with an aggregate fleet capacity of 6.0 million cubic meters.

  •
  Enhances Financial Flexibility.  The combination of Dorian and BW LPG would result in a company with an enhanced credit profile and the financial flexibility to make strategic investments across market cycles and an enhanced growth profile compared to either company's standalone position. The transaction would build upon BW LPG's strong capital structure and track record of effective capital deployment through strategic acquisitions, investment in organic initiatives and returning capital to shareholders.

  •
  Creates Value for Customers.  The transaction would create a larger combined fleet with better geographical coverage to increase value for customers.

  •
  Provides Free Cash Flow Accretion and Substantial Operational and Financial Synergies.  The Company expects the transaction would generate significant free cash flow accretion to Dorian shareholders and substantial financial and operational synergies that are conservatively estimated at USD $15 million of annual run-rate savings. These synergies would drive meaningful value creation for shareholders of the combined company through higher pro forma earnings in excess of what the two companies could achieve as standalone entities.

  Approvals

  The proposal was unanimously approved by the BW LPG Board of Directors and the Company is prepared to engage expeditiously in order to complete a transaction that would benefit both BW LPG and Dorian shareholders.

  BW LPG's proposal to acquire Dorian would require BW LPG shareholder approval by a simple majority of votes cast and has already received support for the proposed combination from BW LPG's single largest shareholder, BW Group.

        The foregoing press release included the letter sent on May 29, 2018 to Mr. Hadjipateras, which is hereby incorporated by reference therein.

        On May 30, 2018, BW LPG held an investor call to discuss its financial results for the first quarter of 2018 as well as the Initial Proposal.

        On June 15, 2018, Mr. Hadjipateras sent a letter to Mr. Sohmen-Pao stating that the Dorian board of directors had reviewed the Initial Proposal with its outside advisers and had unanimously decided to decline it. Also on June 15, 2018, Dorian issued a press release announcing that the Dorian board of directors had declined the Initial Proposal, made available an investor presentation regarding its response to the Initial Proposal and held an investor call to discuss Dorian's financial results for the three months and fiscal year ended March 31, 2018, during which call Dorian's response to the Initial Proposal was also discussed.

        On June 18, 2018, Martin Ackermann, Chief Executive Officer of BW LPG, contacted Mr. Hadjipateras to seek to arrange an informal meeting while they were both in New York City for an industry conference. Despite Mr. Ackermann making himself widely available to meet with Mr. Hadjipateras on June 18 and 19, 2018, no such meeting occurred.

        Also on June 18, 2018, representatives of Citigroup Global Markets Inc. ("Citi"), BW LPG's financial advisor, contacted representatives of Evercore Group L.L.C. ("Evercore"), Dorian's financial advisor, to discuss the Initial Proposal, but the representatives of Evercore responded that Evercore was not prepared to discuss the Initial Proposal with Citi at that time.

        On June 26, 2018, BW LPG sent the following letter to the Dorian board of directors highlighting Dorian shareholder support for the Initial Proposal and clarifying certain details regarding the Initial Proposal.

  Dear Dorian Board of Directors,

  Since we publicly disclosed our proposal to combine with Dorian, we have engaged with a significant percentage of Dorian's shareholder base and their response to the proposed transaction has been overwhelmingly positive. For this reason, we are disappointed that all our attempts to engage with management and their advisors have been declined.

  We continue to believe that the proposed combination of BW LPG and Dorian is a unique opportunity to maximize value for the shareholders of both companies. Our proposal is on a NAV to NAV basis and provides Dorian shareholders with an attractive and immediate premium which has increased substantially since the time this proposal was disclosed. Dorian shareholders would also benefit from the realization of synergies, and continued participation in the upside of the combination, by owning 45% of a stronger combined company with a market cap in excess of US$1.1 billion.

  In addition to value creation for shareholders, the proposed transaction would also benefit the other stakeholders of both companies. BW LPG has the world's largest fleet of VLGCs with high-quality vessels and an experienced operations team with a track record of optimizing fleet performance. The addition of Dorian's fleet would create a larger fleet and better geographical coverage, and the combined company would be positioned to serve customers more efficiently with a best-in-class operational platform. In addition, together we would have a significantly strengthened credit profile, greater financial flexibility to invest for the future and an enhanced growth platform compared to either company's standalone position.

  We would like to provide clarifying detail on several key points, as it appears from your June 15th response rejecting our proposal that certain key factors were not fully appreciated:

  •
  BW LPG has a modern and cost efficient fleet generating high returns and well-positioned now and post 2020. As we have stated previously, we have great respect for Dorian's high quality fleet and our proposed valuation on a NAV to NAV basis factors in the value of Dorian's modern vessels. That said, our owned VLGC fleet is also very modern with an average age of only 6 years (8 years including time charter vessels).

  •
  Cost efficiency is paramount in a highly competitive industry and BW LPG has one of the lowest cash cost breakeven levels per vessel across the industry. In comparison to Dorian's latest reported financials, BW LPG is substantially more cost efficient on opex, financing and G&A cost on a per vessel day basis.

  •
  Return on equity and free cash flow generation are two of the most relevant metrics for investors. BW LPG's modern fleet is well positioned to outperform on these metrics given our relatively lower cost structure, lower cost of debt, and our higher earnings per dollar of capital deployed. A combination at our proposed exchange ratio would be accretive to Dorian shareholders on cash flow and return on equity.

  •
  Dorian has 17 vessels and we have 19 vessels that are all capable of being upgraded with LPG dual-fuel propulsion.

  •
  Both Dorian and BW LPG have two vessels each installed with scrubbers, and other vessels that are scrubber-ready.

  •
  The majority of BW LPG's fleet is already fitted with ballast water treatment systems, and our remaining vessels will be fitted over the course of the next few years with minimal balance sheet impact.

  •
  In general, we believe that the environmental focus of the two companies and the preparedness of our fleets are a very strong match. At BW LPG, we have always had a strong focus on energy management, and have managed to meaningfully reduce fuel consumption and CO2 emissions through multiple energy saving initiatives. BW LPG—following a combination with Dorian or on a stand-alone basis—has the balance sheet strength to support appropriate capital investment to further enhance the efficiency of our fleet.

  •
  BW LPG has a strong credit profile that will improve cash flow and access to capital markets for the combined entity.  The higher credit risk of Dorian is reflective in its higher effective interest cost of 4.7% relative to BW LPG's 3.5% effective interest cost for the 12 months ended 31 March 2018.

  •
  After the combination, Dorian shareholders will benefit from the enhanced credit profile of the combined company, including enhanced cash flows and liquidity (which includes an undrawn credit line of US$235mm for BW LPG as of March 31, 2018).

  •
  Our combined stronger balance sheet will provide a longer financial runway in a weak market environment.

  •
  As a leading LPG shipping company, the proposed dual listing will attract greater investor attention and an expanded shareholder base.  The combined company would have a market capitalization in excess of US$1 billion which should attract more investor and research attention. Further, given that there is little existing overlap in the shareholder base, we are confident the dual listing would drive greater overall trading liquidity. We are fully aligned in seeking a listing structure that will provide the greatest value for all shareholders of the combined company.

  •
  BW LPG's proposal values Dorian on a NAV basis and provides an immediate premium as well as further upside.  Our proposal is based on our assessment of Dorian's NAV and takes into account the current value of each ship at each of the respective companies. In fact, our proposed exchange ratio of 2.05 BW LPG shares for each Dorian share values Dorian's VLGCs higher than BW LPG's on a per vessel basis which accounts for the age of each fleet. Additionally, we have been conservative in assessing our older vessels in our proposal, valuing them at a discount to the levels at which Dorian is currently marketing its similar aged vessels.

  •
  Our proposed exchange ratio is also significantly higher than the implied average exchange ratio of 1.79x since Dorian's IPO.  We expect the transaction would generate substantial G&A synergies that are conservatively estimated at US$15 million of annual run-rate savings, on top of other commercial, financial and operational synergies. These synergies would drive meaningful value creation for shareholders of the combined company through higher pro forma earnings and cash flows in excess of what the two companies could achieve as standalone entities, and would be NAV accretive for our respective shareholders.

        Many shareholders are supportive of our proposal, as you will be aware through the various letters you have received. We are confident that having the opportunity to engage constructively would enable the Dorian Board to create shareholder value. We remain committed to the combination of Dorian and BW LPG and look forward to hearing from you and working together to realize this value-maximizing opportunity.

Sincerely,

Andreas Sohmen-Pao	Martin Ackermann
Chairman of the Board of Directors	Chief Executive Officer

        Also on June 26, 2018, BW LPG issued the following press release announcing the submission of its open letter to Dorian's board of directors.

BW LPG Sends Letter to Dorian Board of Directors

Highlights Strong Support for the Proposed Transaction
Expressed by Many Shareholders of Both Dorian and BW LPG

Urges Dorian to Engage with BW LPG to Realize Value Maximising Opportunity

  OSLO—June 26, 2018—BW LPG Limited ("BW LPG", the "Company", OSE ticker code "BWLPG") today sent an open letter to the Dorian LPG ("Dorian") (NYSE: LPG) Board of Directors regarding BW LPG's proposal to combine with Dorian, under which Dorian shareholders would receive 2.05 BW LPG shares for each Dorian share.

  Based on BW LPG's current price of NOK 33.80 (USD $4.17) as of June 25, 2018, BW LPG's proposal to combine with Dorian represents a value of USD $8.55, a 22.9% premium to Dorian's unaffected share price of USD $6.96 as of May 25, 2018. On a pro forma basis for the year ended December 31, 2017, Dorian would have contributed 33% of revenue, 38% of EBITDA and 40% of free cash flow while its shareholders would receive a 45% stake in the combined entity.

  The overall market response has been positive and reflective of the significant benefits of the proposed combination, including the creation of a leading VLGC player, significant synergies, increased market capitalization, cash flow accretion, liquidity for Dorian shareholders, and a stronger credit profile. The Company has communicated with a significant percentage of Dorian's shareholder base, and the response of shareholders to the proposed transaction has been overwhelmingly positive. Importantly, several Dorian shareholders have publicly declared their support for the transaction by sending open letters to the Dorian Board of Directors expressing their views that the proposal is in the best interest of Dorian shareholders.

  BW LPG Chief Executive Officer, Martin Ackermann, said, "We urge Dorian's Board of Directors to respond to its shareholders and engage with us. Since announcing the proposal, we have spoken with many BW LPG and Dorian shareholders and are pleased with the positive feedback we have received. It is clear that both companies' shareholders recognize the compelling benefits of the proposed combination. We were surprised that Dorian's Board of Directors rejected our proposal without giving us the opportunity to engage in a discussion, and believe a number of the points Dorian's Board of Directors highlighted suggest a misunderstanding of our business and the proposed combination. We believe that a discussion between Dorian and BW LPG would be appropriate to address any questions Dorian may have about our proposal and we are ready to meet with them."

        The foregoing press release included the letter sent on June 26, 2018 to the Dorian board of directors, which is hereby incorporated by reference therein.

        Also on June 26, 2018, Dorian issued a press release, which, among other things, responded to the letter sent by BW LPG to Dorian's board of directors on June 26, 2018 and reiterated that the Dorian board of directors unanimously believed the Initial Proposal undervalued Dorian and was not in the best interests of Dorian shareholders.

        On July 5, 2018, BW LPG Holding purchased 100 Dorian Common Shares.

        On July 9, 2018, BW LPG sent the following letter to Dorian's board of directors setting out the Revised Proposal. In addition, BW LPG notified Dorian of its intention to nominate independent, highly qualified individuals to stand for election to Dorian's board of directors at the Annual Meeting.

        Dear Dorian Board of Directors,

  It has been over a month since we proposed a combination of Dorian and BW LPG. While we have made numerous attempts to engage with the Dorian management team and Dorian's advisors, we have been surprised and disappointed by their refusal to engage with us.

  We continue to believe in the merits of this transaction. In particular, we expect the transaction will bring Dorian shareholders immediate earnings accretion following closing, allow Dorian shareholders to enjoy the benefits of the substantially stronger overall credit profile of the combined company, and deliver an immediate premium to Dorian shareholders relative to both Dorian's market price and its expected financial contribution to the combined company.

    The proposed transaction would be highly accretive for Dorian's shareholders

    •
    Based on consensus broker estimates, Dorian shareholders would see meaningful earnings and cash flow accretion in 2019 and 2020 following a combination of Dorian and BW LPG

    •
    Expected synergies, conservatively estimated at $15 million per year, would further drive value for both Dorian and BW LPG shareholders

    •
    More broadly, the scale of the combined company will translate into significant additional earnings and cash flow accretion for Dorian shareholders in a strong industry trading environment, and the strength of the combined company's credit and operating profile will better enable it to weather a challenging trading environment

    Dorian will benefit from a stronger credit profile as part of a combination with BW LPG

    •
    BW LPG's stronger credit profile means lenders are more willing to extend credit to us at better terms, which allows us to optimize our gearing levels compared to companies with weaker credit. We fully expect that these and additional benefits will be available to the stronger combined company

    •
    BW LPG's credit profile, measured in terms of liquidity and cash flow debt servicing ability, is significantly stronger compared to that of Dorian across all relevant metrics, and that strength will carry over to the combined company:

Metric	Dorian	BW LPG	Pro-forma Company
Funds Flow from Operations / Debt(1)	5.9%	8.6%	7.6%
Cash Flow from Operations / Debt(1)	7.5%	9.9%	9.0%
Interest coverage(1)(2)	2.1x	2.2x	2.2x
Available liquidity(3)	$104m	$279m	$383m

(1)
Last twelve months up to March 31, 2018.

(2)
Calculated as EBITDA / Finance Charges.

(3)
Includes cash, cash equivalents, and undrawn credit facility.
    •
    BW LPG's relative credit strength is reflected in its significantly lower financing cost compared to Dorian's. Dorian would achieve approximately $8 million of annual interest savings if it borrowed at BW LPG's effective financing cost

    •
    Furthermore, Dorian's recent refinancing in June 2018 of the DNB bridge loan via sale and leasebacks was completed at a cost of 110 basis points higher than its previous three comparable sale and leaseback transactions in November 2017, January 2018, and March 2018. In addition, in the most recent transactions, the buyers retained 55% of the sale proceeds as deposits. These arrangements for sale and leaseback transactions are atypical, and are reflective of Dorian's credit position with lenders

    The proposed transaction provides Dorian's shareholders with an immediate premium and a larger share of the combined company relative to Dorian's earnings contribution

    •
    BW LPG's proposal already factors in the value of Dorian's modern vessels

    •
    In fact, because our proposal takes into account the age and specifications of each vessel in the two fleets, it values Dorian's VLGCs higher then BW LPG's on a per vessel basis. Furthermore, we have been conservative in the values ascribed to our fleet, with our vessels (of comparable age and specification) valued in our proposal at a discount to the levels achieved by Dorian in its recent sale and leaseback transactions

        We continue to believe that the proposed combination of Dorian and BW LPG is a unique and compelling opportunity to maximize value for the shareholders of both companies.

        Accordingly, on behalf of the BW LPG board of directors, we are presenting this revised proposal for a combination of BW LPG and Dorian, under which Dorian shareholders would receive 2.12 BW LPG shares for each Dorian share. Following BW LPG's dual-listing on the NYSE and the completion of the transaction, Dorian shareholders would own approximately 46% of the combined company.

        Based on BW LPG's share price of NOK 32.86 per share and an NOK/USD exchange rate of 8.03, our revised proposal values each Dorian share at $8.67 per share, which represents:

  •
  A premium of 25% to the closing Dorian share price on May 25, 2018, the trading day prior to the announcement of our original proposal, of $6.96 per share

  •
  A premium of 19% to the long-term historical exchange ratio of Dorian and BW LPG since Dorian's IPO and through May 25, 2018

  •
  An enterprise value of approximately $1.1 billion, which, based on reported adjusted EBITDA for the financial year ended March 31, 2018, represents an enterprise value to EBITDA multiple of 14.9x

        In our dialogue with Dorian shareholders, we have heard overwhelming support for this transaction. Therefore, we intend to nominate a slate of independent and highly qualified director candidates to stand for election to Dorian's Board. We encourage Dorian shareholders to support the election of these directors with their votes.

Sincerely,

Andreas Sohmen-Pao	Martin Ackermann
Chairman of the Board of Directors	Chief Executive Officer

        Also on July 9, 2018, BW LPG issued the following press release announcing its submission of the Revised Proposal to Dorian and its notification to Dorian of its intention to make such nominations.

BW LPG Increases All-Stock Proposal for Combination with Dorian in Transaction Valued at $1.1 Billion

Revised Proposal Represents a 25% Premium to Dorian's May 25, 2018 Closing Share Price

Intends to Nominate Independent, Highly Qualified Director Candidates to Stand for Election at Dorian's 2018 Annual Meeting

  OSLO—July 9, 2018—BW LPG Limited ("BW LPG", the "Company", OSE ticker code "BWLPG") today announced that it has increased its all-stock proposal to combine with Dorian LPG Ltd. ("Dorian") (NYSE: LPG), under which Dorian shareholders would receive 2.12 BW LPG shares for each Dorian share. BW LPG also announced its intention to nominate independent, highly qualified individuals to stand for election to Dorian's Board of Directors at Dorian's 2018 Annual Meeting of Shareholders.

  The revised proposal, which has been unanimously approved by the BW LPG Board of Directors, represents a value of $8.67 per share of Dorian common stock based on BW LPG's closing share price of NOK 32.86 on July 6, 2018. The total equity value of the transaction is approximately $479 million and the total enterprise value is approximately $1.1 billion, including the assumption of net debt. The revised proposal represents a premium of 25% to the closing Dorian share price on May 25, 2018, the last trading day prior to the announcement of BW LPG's initial proposal, of $6.96 per share and a premium of 19% to the long-term historical exchange ratio of Dorian and BW LPG since Dorian's IPO.

  Since announcing its initial proposal on May 29, 2018, BW LPG has had conversations with many shareholders of both companies, and the sentiment to BW LPG's merger proposal has been overwhelmingly positive with many shareholders expressing surprise at Dorian's refusal to engage. The combination of BW LPG and Dorian would create a leading owner and operator of modern VLGCs, and shareholders realize the significant benefits it would bring to stakeholders of both companies, including a combined fleet with better geographical coverage that will enable customers to receive improved utilization, scheduling and positioning. Dorian and its shareholders would benefit from significant synergies, increased market capitalization, and a stronger credit profile. In addition, the increased scale of the combined company would translate into additional earnings and cash flow accretion for Dorian shareholders. These benefits would better position the combined company for all potential future trading environments. The proposal is supported by BW Group, which owns 14.2% of Dorian and approximately 45% of BW LPG.

  Although the Company remains open to engaging in dialogue with Dorian, BW LPG intends to nominate independent, highly qualified directors to stand for election to Dorian's Board at its upcoming Annual Meeting.

  BW LPG Chief Executive Officer, Martin Ackermann, said, "By increasing our offer at this time, we are reaffirming BW LPG's belief that this transaction will deliver significant value to both companies' stakeholders and that the time to act is now. It is evident from our discussions with Dorian shareholders that there is strong support for the companies to engage immediately regarding our proposed combination and capitalize on this compelling opportunity."

        The foregoing press release included the letter sent on July 9, 2018 to Dorian's board of directors, which is hereby incorporated by reference therein.

        By letter dated July 10, 2018, which was delivered to Dorian by e-mail shortly after midnight on July 11, 2018, BW LPG Holding, as a shareholder of Dorian, submitted a demand for inspection of Dorian's books and records under Marshall Islands law (the "Demand Letter") requesting access to, among other things, Dorian's share register in order to enable BW LPG Holding to communicate with its fellow Dorian shareholders regarding business of the company, including the solicitation of proxies at the Annual Meeting. BW LPG Holding demanded prompt access to the requested books and records, and included a deadline of July 13, 2018 for Dorian to provide such access. On July 12, 2018, Dorian's counsel sent a letter to Cleary Gottlieb Steen & Hamilton LLP ("Cleary Gottlieb"), counsel to BW, acknowledging receipt of the Demand Letter and noting that Dorian expected to respond to it promptly.

        Also on July 12, 2018, representatives of Evercore contacted representatives of Citi by e-mail with two clarifying questions regarding statements made in BW LPG's prior letters to the Dorian board of directors. Representatives of Citi subsequently responded to those questions and reiterated BW LPG's open invitation for Dorian and Evercore to meet with BW LPG and Citi to discuss the Revised Proposal.

        On July 13, 2018, SEACOR Holdings Inc., the owner of almost 10% of Dorian Common Shares outstanding, announced that it favors a combination of Dorian and BW LPG and had sent the following letter to the Dorian board of directors.

  July 13, 2018

  To The Dorian Board of Directors

  A recent Dorian communication mentioned that to date no large shareholder had expressed a view on BW LPG's proposal for a combination. I feel it appropriate to speak up.

  Prior to distributing to our shareholders half our Dorian LPG position last December SEACOR was your largest stakeholder. Some SEACOR shareholders continue to own Dorian shares and SEACOR itself is still one of the five largest holders, owning slightly less than 10 percent. SEACOR was also one of two original founders of Dorian.

  Our support for a combination of Dorian and BW harks back to one of the reasons we decided to invest in the gas sector, our belief that niche markets can be consolidated and that consolidation benefits the participants. History provides some perspective.

  Shortly after SEACOR and the Hadjipateras group signed construction contracts, we supported the Dorian acquisition of a series of vessels contracted by another investor because we believed that consolidation would be beneficial. Our hope was that the combination would be a first step in addressing a potential supply problem arising from too many investor groups ordering too many VLGC's.

  The ordering binge left the VLGC sector with a hangover. Margins have shriveled. Sustained charter rates which would be adequate to provide a minimally acceptable return on invested equity are a dim memory. They still appear to be beyond the horizon despite a glimmer of improvement in the last few days.

  The question at hand is whether a combination of the two leaders in the VLGC industry will improve results for their owners. To paraphrase an adage, "markets help those who help themselves."

  The VLGC ordering spree is reminiscent of those afflicting the U.S. inland river barge sector and global offshore support vessel sector in the early 1980s. I saw both sectors struggle until consolidation got underway. My observation from 28 years in the offshore business and almost 40 in the inland river business, both niche markets, is that consolidation was invariably beneficial for the entities that participated, and eventually the entire sector. The dynamics in both of these niche markets reacted most favorably after the two industry leaders combined.

  Combinations result in reduced overhead and typically also deliver some savings in operational expenses. A larger inventory of assets also affords management more marketing flexibility in both good and bad markets. Like Tidewater and Zapata both Dorian and BW have "mass," but combined their asset base and market position would be more significant.

  The Dorian board and BW have been engaged in a debate about "NAV" (net asset value). In the absence of fluid market activity (bids, offers as well as transactions) NAV becomes notional asset value. Even if NAV were clearly discernable, the pertinent issue for Dorian shareholders is whether a combination would result in sufficiently better potential value realization. A thoughtful approach entails more than simply placing a theoretical value on each company's ships.

  Dorian's Board has done part of its job. It has achieved an improvement in the exchange ratio proposed by BW LPG. It should now think more expansively. Dorian and BW are publicly listed businesses, not merely fleets of ships. A public entity reaping the benefits of consolidated operations and bigger capitalization will be a more relevant and valuable platform than either Dorian or BW would be on a standalone basis. A combination will in all likelihood also provide more liquidity to owners.

  Looking to the future, assuming good operational stewardship in a combined entity, I believe the value for a Dorian shareholder's stake will be enhanced if the two businesses were to combine. I recognize that value is not about the first trade after a merger agreement, but rather prospects for the future. The two companies are in a better position to meet the challenges of a market and in my view will have more chartering flexibility to capitalize on an improving market as well as more strength to prosper from the downturn, if it continues. Dorian has suggested that its own fleet, with a slightly younger average age, would be best combined with BW's new ships, leaving older tonnage out of a combination. I think this would be unwise. Moreover, I do not view diversity of age in a fleet as a liability. Older vessels are often suited to some jobs such as storage, short voyages, or trades that involve extended time in port.

  Both Dorian and BW are run by talented people who are experienced investors. A transaction resulting in a combination with an open-minded, independent board, resolved to retain the best of the best, would deliver a better outcome for owners than Dorian going its own way.

  Sincerely,

  Charles Fabrikant
  SEACOR Holdings Inc.

        On July 16, 2018, BW LPG Holding submitted notice of its intention to nominate the Independent Nominees for election as Class II Directors at the Annual Meeting to the Secretary of Dorian and provided the information about BW LPG Holding and the Independent Nominees required to be provided by Section 3 of Article III of Dorian's Bylaws.

        Also on July 16, 2018, BW LPG issued a press release announcing notice of its intention to nomine the Independent Nominees for election as Class II Directors at the Annual Meeting.

BW LPG To Nominate Slate of Directors Candidates

BW LPG to Nominate Three Independent, Highly Qualified Director Candidates
to Stand for Election at Dorian's 2018 Annual Meeting

Compelling Merger Proposal Warrants Engagement

Urges Dorian Shareholders to Vote the WHITE Proxy Card

  OSLO—July 16, 2018—BW LPG Limited ("BW LPG", the "Company", OSE ticker code "BWLPG") today announced that it has notified Dorian LPG ("Dorian") (NYSE: LPG) of its intention to nominate three independent, highly qualified individuals to stand for election to Dorian's Board of Directors (the "Board") at Dorian's 2018 Annual Meeting of Shareholders.

  BW LPG intends to file a proxy statement with the Securities and Exchange Commission (the "SEC"), accompanied by a WHITE proxy card, in connection with Dorian's 2018 Annual Meeting.

  On May 29, 2018, BW LPG proposed to combine with Dorian in an all-stock transaction, under which Dorian shareholders would have received 2.05 BW LPG shares for each Dorian share. On July 9, 2018, BW LPG increased its all-stock proposal to combine with Dorian, under which Dorian shareholders would receive 2.12 BW LPG shares for each Dorian share. Based on BW LPG's current price of NOK 34.06 per share and an NOK/USD exchange rate of 8.13 as of July 13, 2018, BW LPG's proposal to combine with Dorian values each Dorian share at USD $8.88 per share, representing a 28% premium to Dorian's unaffected share price of USD $6.96 as of May 25, 2018, the last trading day prior to the announcement of BW LPG's initial proposal, and a premium of 19% to the long-term historical exchange ratio of Dorian and BW LPG since Dorian's IPO.

  BW LPG Chief Executive Officer, Martin Ackermann, said, "We are nominating three independent, highly qualified directors who each have a proven track record and have expressed their commitment to act in the best interest of all Dorian shareholders. Since announcing our proposal to combine with Dorian, the feedback we have received from a significant percentage of Dorian's shareholders has been overwhelmingly positive, including a recent public letter of support from SEACOR Holdings, one of Dorian's largest shareholders. We have been clear that our preference is to engage in meaningful discussions with Dorian regarding our proposed combination and we remain ready to do so. Due to Dorian's continued refusal to engage meaningfully with us on a proposed combination, we have decided to go directly to shareholders with our director nominees. We urge all Dorian shareholders to make their voices heard by voting to elect directors who are open to exploring opportunities to maximize value."

        BW LPG's nominees to the Dorian Board are:

  •
  Baudoin Lorans is a private equity investor, currently serving as Senior Advisor to Presidio Investors, a private equity firm based in San Francisco. Previously, Mr. Lorans was with Caisse de Dépôt et Placement du Québec (CDPQ) where he co-led the firm's direct private equity investment activity in the United States and Latin America. Prior to joining CDPQ, Mr. Lorans served as Managing Director of One Point Capital Management, having previously worked with Rhône Group LLC and started his career in the mergers and acquisitions group of Merrill Lynch. Mr. Lorans has served as a director on the board of numerous privately-held companies, including TVS Logistics Services Limited, MyEyeDr., Rexair Holdings, as well as a board observer of SPIE SA. He graduated magna cum laude from Brown University with a BA in History and East Asian Studies.

  •
  Ouma Sananikone is an experienced senior investment executive and board member with broad international experience. She currently serves as a non-executive director of Macquarie Infrastructure Corporation. Previously, Ms. Sananikone served as Chairman of Smarte Carte and EvolutionMedia and acted as Australian Financial Services Fellow for the United States on behalf of Invest Australia. In addition, she also served as a non-executive director of Icon Property Parking Ltd., the Caisse de Depot et Placement de Quebec, Air-Serve Holdings, Moto Hospitality Ltd, State Super Corporation of NSW and Babcock and Brown Direct Investment Fund. Earlier in her career, Ms. Sananikone served as CEO of Aberdeen Asset Management (Australia) LTD, a division of Aberdeen Asset Management PLC, CEO of the EquitiLink Group and as a Managing Director of BNP Investment Management. Ms. Sananikone received a BA in Economics and Political Sciences from the Australian National University and a Master of Commerce in Economics from the University of New South Wales. She is a recipient of the Centenary Medal from the Australian Government for services to the Australian finance industry.

  •
  Jeffrey Schwarz was the co-founder of Metropolitan Capital Advisors, Inc., a New York-based money management firm founded in 1992. Mr. Schwarz served as Metropolitan's Chief Investment Officer from the firm's inception until his retirement in 2012. Since 2012, Mr. Schwarz has served as the Managing Member of Metropolitan Capital Partners V LLC, the investment vehicle of the Schwarz family office. The Metropolitan entities were and remain active investors in the shipping and hydrocarbon logistics sectors as well as being champions of best practices in corporate governance. Mr. Schwarz is the chairman of the board of directors of HL Acquisitions Corporation and the co-chairman of the board of directors of each of Bogen Communications International Inc. and Bogen Corporation. Previously, Mr. Schwarz served as the chairman of the board of directors of Aurora Funds Management Ltd. and was a director of Molopo Energy Ltd. Mr. Schwarz received a BS in Economics (Summa Cum Laude) and an MBA from the Wharton School of the University of Pennsylvania.

        On July 18, 2018, Dorian's counsel sent another letter to Cleary Gottlieb in which Dorian's counsel stated that Dorian was willing to make information in its possession that was requested in the Demand Letter available for inspection by BW to the extent reasonably related to the purpose of BW's demand, subject to BW entering into a confidentiality agreement and reimbursing Dorian for costs incurred by Dorian in preparing certain of the information for inspection.

INFORMATION ABOUT THE PARTICIPANTS

        In addition to BW LPG, BW LPG Holding, BW Euroholdings and the Independent Nominees (Baudoin Lorans, Ouma Sananikone and Jeffrey Schwarz), each of whom is a participant in the solicitation of proxies by BW in connection with the Annual Meeting as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Foundation, BW Group, Andreas Sohmen-Pao, Carsten Mortensen, Martin Ackermann and Elaine Ong may be deemed to be participants in the solicitation of proxies by BW in connection with the Annual Meeting (BW LPG, BW LPG Holding, BW Euroholdings, the Independent Nominees, the Foundation, BW Group, Andreas Sohmen-Pao, Carsten Mortensen, Martin Ackermann and Elaine Ong, are collectively referred to as the "Participants"). Solicitation in the manner set forth in this proxy statement may be made by the Participants, none of whom will receive any additional or special compensation in connection with such solicitation. Solicitations may also be made by certain employees of and entities controlled by or affiliated with the Participants, none of whom will receive additional compensation for such solicitation.

        BW LPG is an exempted company limited by shares incorporated under the laws of Bermuda, with its principal executive offices located at Mapletree Business City, #17-02, 10 Pasir Panjang Road, Singapore 117438. Its telephone number is +65 6705 5588. The principal business of BW LPG is that of an investment holding company.

        BW LPG Holding is an exempted company limited by shares incorporated under the laws of Bermuda, with its principal executive offices located at Mapletree Business City, #17-02, 10 Pasir Panjang Road, Singapore 117438. Its telephone number is +65 6705 5588. BW LPG Holding is a direct, wholly owned subsidiary of BW LPG, and the principal business of BW LPG Holding is that of an investment holding company.

        BW Euroholdings is a company incorporated under the laws of Cyprus, with its principal executive offices at Mapletree Business City, #18-01, 10 Pasir Panjang Road, Singapore 117438. Its telephone number is +65 6337 2133. The principal business of BW Euroholdings is that of an investment holding company. BW Euroholdings is a direct, wholly owned subsidiary of BW Group.

        The Foundation is a foundation organized under the laws of Liechtenstein, with its principal executive offices at Heiligkreuz 6, P.O. Box 484, FL-9490 Vaduz, Liechtenstein. Its telephone number is +423 235 8181. The principal business of the Foundation is in the long-term furtherance of the interests of the Sohmen family over successive generations. The Foundation holds 93.25% of BW Group.

        BW Group is an exempted company limited by shares incorporated under the laws of Bermuda, with is principal executive offices at c/o Mapletree Business City, #18-01, 10 Pasir Panjang Road, Singapore 117438. Its telephone number is +65 6337 2133. The principal business of BW Group is that of an investment holding company. As of the date of this proxy statement, BW Group owns approximately 45% of BW LPG.

        Mr. Sohmen-Pao is a citizen of Austria and his principal occupation is as investment management of Golden Alpha Pte Ltd. The principal business of Golden Alpha Pte Ltd. is as an investment vehicle for the Sohmen family's investment activities and its address is c/o Mapletree Business City, #18-01, 10 Pasir Panjang Road, Singapore, 117438. Mr. Sohmen-Pao's business address is also the principal address of Golden Alpha Pte Ltd. Mr. Sohmen-Pao is also Chairman of the Foundation's board of directors, BW Group's board of directors and BW LPG's board of directors.

        Mr. Mortensen is a citizen of Denmark and his principal occupation is Chief Executive Officer of BW Group. Mr. Mortensen's principal address is also the principal address of BW Group. Mr. Mortensen is also a director of BW LPG.

        Mr. Ackermann is a citizen of Denmark and his principal occupation is Chief Executive Officer of BW LPG. Mr. Ackermann's business address is also the principal address of BW LPG. Mr. Ackermann is also Chairman and a director of BW LPG Holding.

        Ms. Ong is a citizen of Singapore and her principal occupation is Chief Financial Officer of BW LPG. Ms. Ong's business address is also the principal address of BW LPG. Ms. Ong is also Deputy Chairman and a director of BW LPG Holding.

Agreements with the Independent Nominees

        BW LPG has entered into an agreement with each Independent Nominee with respect to his or her nomination by BW LPG Holding to stand for election to the Dorian board of directors and to be named in any proxy statement, consent solicitation statement or other materials that may be prepared by BW LPG, BW LPG Holding, BW Euroholdings or their respective affiliates in connection with the foregoing election (each such agreement, a "Nomination Agreement," and together, the "Nomination Agreements"). A copy of the form of each Nomination Agreement is attached as Annex A to this proxy statement, and the following summary is qualified in its entirety by reference to the full text of such agreement.

        Each Independent Nominee has also agreed, if elected, to serve as a director on the Dorian board of directors, and in that capacity to act in the best interests of Dorian and its shareholders and to exercise his or her independent judgment in accordance with his or her fiduciary duties in all matters that come before the Dorian board of directors.

        Pursuant to the Nomination Agreements, BW LPG has agreed to pay certain out-of-pocket expenses incurred by each Independent Nominee in connection with his or her nomination for election to the Dorian board of directors, and subject to certain exceptions, to indemnify each Independent Nominee with respect to losses, claims and other costs and expenses to which such Independent Nominee may become subject or may incur arising out of the solicitation of proxies for the Independent Nominee's election to the Dorian board of directors. The Independent Nominees will not be entitled to receive compensation from BW for serving as nominees, for being elected to the Dorian board of directors or for service as directors on the Dorian board of directors.

Interests of the Participants

        BW has interests in the election of directors at the Annual Meeting.

        As described in this proxy statement, BW LPG submitted both the Initial Proposal and the Revised Proposal to Dorian. The Foundation, BW Group, BW Euroholdings and BW LPG Holding are all supportive of the transactions contemplated by the Revised Proposal and the election of the Independent Nominees to the Dorian board of directors.

        The election of all or some of the Independent Nominees at the Annual Meeting may increase the likelihood that the Revised Proposal is successful. In particular, such election may increase the likelihood of the Company (i) engaging in and continuing discussions and negotiations with BW LPG with respect to the Revised Proposal, (ii) entering into a definitive acquisition agreement with BW LPG with respect to the transactions contemplated by the Revised Proposal and/or (iii) consummating the transactions contemplated by the Revised Proposal and certain other transactions in connection therewith.

        BW LPG Holding beneficially owns 100 Dorian Common Shares. In addition, BW Euroholdings, a wholly owned subsidiary of BW Group, beneficially owns 7,826,460 Dorian Common Shares. BW Group, as the owner of approximately 45% of BW LPG as of the date of this proxy statement, may be deemed to beneficially own the 100 Dorian Common Shares held by BW LPG Holding and the 7,826,460 Dorian Common Shares held by BW Euroholdings. The Foundation, as the owner of 93.25% of BW Group, may also be deemed to beneficially own such Dorian Common Shares.

        Each of the Independent Nominees may be deemed to have an interest in the election of directors at the Annual Meeting by virtue of being a nominee for election to the Dorian board of directors. In addition, as of the date of this proxy statement, Mr. Schwarz and certain of his associates directly or indirectly beneficially own 141,850 Dorian Common Shares, as further described in Appendix II hereto, and therefore Mr. Schwarz has interests in the election of directors at the Annual Meeting and the transactions contemplated by the Revised Proposal as a beneficial owner of Dorian Common Shares.

        Except as disclosed in this proxy statement (including the Appendices attached hereto), none of the Participants or any of their respective associates have any substantial or material interest, direct or indirect, by security holdings or otherwise, in the election of directors at the Annual Meeting. The Participants do not know of any other matters to be presented for approval by the shareholders of Dorian at the Annual Meeting.

        With respect to arrangements or understandings any Participant or any of its associates has with any person with respect to any future transactions to which Dorian or any of its affiliates will or may be a party, BW has entered into certain customary engagement letters and/or related agreements or understandings with its advisors entered into in connection with the proposed combination of Dorian and BW LPG and the nomination of the Independent Nominees. Further, informal arrangements and understandings exist among the Foundation, BW Group, BW Euroholdings, BW LPG and BW LPG

Holding with respect to their collective support of the proposed combination of Dorian and BW LPG and the nomination of the Independent Nominees. BW LPG Holding has also entered into the Nomination Agreements described above.

        Other than as disclosed in this proxy statement, there are no agreements, arrangements or understandings between any Participant (including any Independent Nominee) or any other person in connection with the nomination of the Independent Nominees.

        Other than as disclosed in this proxy statement:

  •
  none of the Participants own beneficially, directly or indirectly, any securities of Dorian;

  •
  none of the Participants own any securities of Dorian of record but not beneficially;

  •
  none of the Participants own beneficially, directly or indirectly, any securities of any parent or subsidiary of Dorian;

  •
  no associate of any Participant owns beneficially, directly or indirectly, any securities of Dorian;

  •
  none of the Participants has been convicted in a criminal proceeding or has been named the subject of a pending criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years;

  •
  none of the Participants nor any of their respective associates has any agreement, arrangement or understanding with any other person with respect to any future employment by Dorian or its affiliates, or with respect to any future transactions to which Dorian or any of its affiliates will or may be a party;

  •
  none of the Participants nor any of their respective associates or immediate family members has had or will have any material interest, direct or indirect, in any transaction that has occurred since April 1, 2017 or any currently proposed transaction to which Dorian or any of its subsidiaries was or is to be a participant and in which the amount involved exceeded or exceeds $120,000, except that a subsidiary of BW LPG Holding chartered-in the vessel "Cougar" from an affiliate of Dorian from June 2016 to July 2017 in the ordinary course of business and paid gross freight charges for the spot voyage of approximately $1,946,495 and demurrage of approximately $127,458; and

  •
  none of the Participants is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any securities of Dorian, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

        ALL DOCUMENTS FILED BY BW WITH THE SEC IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM DORIAN SHAREHOLDERS ARE AVAILABLE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR FROM BW LPG'S WEBSITE AT WWW.BWLPG.COM UNDER THE TAB "INVESTOR CENTRE" OR, FOR FREE, BY CONTACTING BW LPG AT INVESTOR.ENQUIRIES@BWLPG.COM. ALL INVESTORS AND SHAREHOLDERS OF DORIAN ARE URGED TO READ THIS PROXY STATEMENT AND ANY OTHER SUCH DOCUMENTS FILED WITH THE SEC BY BW CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. NONE OF THE INFORMATION AVAILABLE ON WWW.BWLPG.COM WILL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT.

 VOTING AND PROXY PROCEDURES

        If your Dorian Common Shares are registered in your own name, the accompanying WHITE proxy card will be voted in accordance with your instructions. You may submit a proxy in favor of the election of the Independent Nominees by Internet up until 11:59 pm Eastern Time the day before the Annual Meeting, by telephone up until 11:59 pm Eastern Time the day before the Annual Meeting, or by simply signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. You may direct your shares to be voted FOR all of the INDEPENDENT NOMINEES by marking the box titled "FOR ALL NOMINEES" under Proposal I on the enclosed WHITE proxy card and signing, dating and returning it in the accompanying postage-paid envelope. You may withhold your vote for all of the Independent Nominees by marking the box titled "WITHHOLD FOR ALL NOMINEES" under Proposal I on the enclosed WHITE proxy card and signing, dating and returning it in the accompanying postage-paid envelope. You may withhold your vote from any one or more of the Independent Nominees by marking the box titled "FOR ALL NOMINEES, WITH EXCEPTIONS" under Proposal I and writing down the name of any such Independent Nominee for whom you are withholding your vote in the space provided on the enclosed WHITE proxy card and signing, dating and returning it in the accompanying postage-paid envelope. You may also submit a proxy by Internet or by telephone by following the instructions set forth in the enclosed WHITE proxy card. If your WHITE proxy card is signed and dated but no direction is given with respect to the election of Independent Nominees, your shares will be voted FOR the election of each of the Independent Nominees.

        If your Dorian Common Shares are held in "street name" by a brokerage firm, bank or other nominee, you must follow the instructions set forth in the WHITE voting instruction form provided by your brokerage firm, bank or other nominee to instruct them how to vote your shares. BW recommends that you confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to BW (c/o MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018), so that BW will be aware of all instructions given and can attempt to ensure that those instructions are followed.

BW STRONGLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE INDEPENDENT NOMINEES AT THE ANNUAL MEETING.

        As of the date of this proxy statement, BW does not know of any other matters to be presented for approval by Dorian's shareholders at the Annual Meeting. If, however, other matters are properly presented, but were not known a reasonable time prior to the mailing of the definitive proxy statement or are matters incidental to the conduct of the meeting, the persons named as proxies in the enclosed WHITE proxy card or WHITE voting instruction form will vote the shares represented thereby in accordance with their discretion pursuant to the authority granted in the proxy.

        Your vote is very important. If you do not plan to attend the Annual Meeting, we encourage you to read this proxy statement and sign and return your completed WHITE proxy card or WHITE voting instruction form prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions. Even if you plan to attend the Annual Meeting in person, we recommend that you authorize a proxy to vote your Dorian Common Shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. If your shares are held by a brokerage firm, bank or other nominee, you may vote your shares in person at the meeting only if you obtain a "legal" proxy from your brokerage firm, bank or other nominee.

        BW has retained MacKenzie to assist in communicating with shareholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about voting or require assistance in voting, please contact our proxy solicitor:

1407 Broadway, 27th Floor
New York, NY 10018
Phone: 800-322-2885 or 212-929-5500
E-mail: LPGproxy@mackenziepartners.com

REVOCATION OF PROXIES

        A shareholder of record may revoke or change his or her proxy instructions, including proxies already given to Dorian, at any time prior to the vote at the Annual Meeting by:

  1.
  submitting a later-dated proxy by Internet or telephone as to how you would like your Dorian shares voted (instructions are on your WHITE proxy card);

  2.
  submitting a properly executed, later-dated proxy card;

  3.
  attending the Annual Meeting and revoking any previously submitted proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy); or

  4.
  delivering written notice of revocation either to BW (c/o MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018), or to the Secretary of Dorian at the principal executive offices of Dorian. The mailing address of the principal executive offices of Dorian is c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, CT 06902.

        BW requests that a copy of any revocation delivered to Dorian be mailed to MacKenzie at the address listed above, so that BW will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Independent Nominees to the Dorian board of directors have been received.

        Please note that if your Dorian Common Shares are held in "street name" by a brokerage firm, bank or other nominee, you must follow the instructions set forth in the WHITE voting instruction form provided by your brokerage firm, bank or other nominee to revoke your earlier vote. Submitting a later-dated WHITE voting instruction form by Internet or telephone, or mailing a later-dated WHITE voting instruction form, will revoke a previously cast vote.

        BW or MacKenzie may contact Dorian shareholders, including those who have revoked their proxies, to solicit their vote FOR the Independent Nominees.

QUORUM AND VOTING

        According to publicly available information, Dorian's authorized capital stock consists of 500,000,000 shares, of which 450,000,000 are designated as common shares and 50,000,000 are designated as preferred shares. There were 55,228,723 Dorian Common Shares outstanding as of June 26, 2018, as reported in Dorian's Annual Report on Form 10-K for the fiscal year ended March 31, 2018. Each shareholder is entitled to one vote, in person or by proxy, for each Dorian Common Share standing in his, her or its name on the books of Dorian on the record date on any matter submitted to the shareholders at the Annual Meeting. Dorian has disclosed that the Dorian board of directors set the record date for the Annual Meeting as [•], 2018. Only shareholders of record as of the close of business on the record date will be entitled to vote at the Annual Meeting. There is no cumulative voting in the election of Dorian directors. Beneficial owners of Dorian Common Shares who are not shareholders of record may cause their Dorian Common Shares to be voted at the Annual Meeting by following the instructions specified in the WHITE voting instruction form.

        The presence, in person or by proxy, of the holders of record of Dorian Common Shares entitled to cast at least one-third of the total number of votes eligible to be cast by holders of the Dorian Common Shares issued and outstanding and entitled to vote at the Annual Meeting as of the close of business on the record date will constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your brokerage firm, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. "Broker non-votes" are shares held by a broker that are represented at a meeting of shareholders, but with respect to which brokers are prohibited from exercising voting authority with respect to non-routine matters, such as the election of directors, because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

        Directors will be elected by a plurality of the votes present at the Annual Meeting or by proxy and entitled to vote at the Annual Meeting. The three nominees receiving the most "FOR" votes (among votes properly cast in person or by proxy) will be elected. These three nominees will serve as the Class II directors on the Dorian board of directors. Abstentions and broker non-votes will not be considered to be votes cast for the election of directors and therefore will have no effect on the outcome of the election of directors.

        As of the date of this proxy statement, the 100 Dorian Common Shares beneficially owned by BW LPG Holding and the 7,826,460 Dorian Common Shares beneficially owned by BW Euroholdings together represent approximately 14.2% of the Dorian Common Shares outstanding. Each of BW LPG Holding and BW Euroholdings beneficially owned all of its Dorian Common Shares on the record date and intends to vote or cause such Dorian Common Shares to be voted FOR the election of the Independent Nominees.

        Other than the election of directors, we do not know of any other matters to be presented for approval by the shareholders of Dorian at the Annual Meeting. If, however, other matters are properly presented that (i) we did not know, within a reasonable time before our solicitation, were to be presented at the Annual Meeting or (ii) are matters incident to the conduct of the meeting, the persons named in the enclosed WHITE proxy card or WHITE voting instruction form will vote the Dorian Common Shares represented thereby in accordance with their best judgment in relation to such additional business pursuant to the discretionary authority granted in the proxy.

        Your vote is extremely important. We urge you to mark, sign, date and return the enclosed WHITE proxy card or WHITE voting instruction form to vote FOR the election of the Independent Nominees.

 SOLICITATION OF PROXIES

        This proxy solicitation is being made by BW LPG, BW LPG Holding, BW Euroholdings and the Independent Nominees. Proxies may be solicited by mail, courier services, advertising, publications of general distribution, telephone, Internet, facsimile or other electronic means or in person. Solicitation may also be made by the other Participants, none of whom will receive special or additional compensation in connection with such solicitation. Information about the Participants is set forth above under "Information about the Participants" and in Appendix I. Additional information about the Independent Nominees is set forth in Appendix II.

        BW LPG has retained MacKenzie for solicitation and advisory services in connection with this proxy solicitation. MacKenzie will solicit proxies from brokerage firms, banks, other nominees and other institutional holders. It is anticipated that MacKenzie will employ approximately [•] persons to solicit proxies from shareholders of Dorian for the Annual Meeting. For these services, MacKenzie is to receive a fee of up to approximately $[•], plus reimbursement for its reasonable out-of-pocket expenses. BW LPG has agreed to indemnify MacKenzie against certain liabilities and expenses, including certain liabilities under the federal securities laws. The business address of each MacKenzie employee would be the same as that of his or her respective employer. Although no precise estimate can be made at the present time, the total expenditures by BW in furtherance of, or in connection with, the solicitation of Dorian's shareholders is estimated to be $[•]. As of the date of this proxy statement, BW has incurred approximately $[•] of total expenditures in furtherance of, or in connection with, the solicitation of Dorian shareholders.

        None of the other Participants has individually retained any person to provide proxy solicitation or advisory services in connection with this proxy solicitation.

        We will request brokerage firms, banks and other nominees and fiduciaries to forward all materials related to this proxy solicitation to the beneficial owners of Dorian Common Shares held of record. BW may reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

        BW will bear all expenses related to any solicitation of proxies by BW and will not seek reimbursement of these costs from Dorian.

DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

        Shareholder proposals intended to be included in Dorian's proxy statement and voted on at Dorian's 2019 Annual Meeting of Shareholders must be received at Dorian's corporate headquarters at Dorian LPG Ltd., c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, CT 06902, attention: Secretary, on or before [•], 2019. Applicable SEC rules and regulations as well as the Dorian Bylaws govern the submission of shareholder proposals, including director nominations, and Dorian's consideration of them for inclusion in Dorian's 2019 notice of Annual Meeting of Shareholders and Dorian's 2019 proxy statement.

        To bring before the 2019 Annual Meeting of Shareholders any business not included in the meeting's proxy statement (including to nominate a candidate director not named in the proxy statement), a shareholder must (i) give timely written notice of that business to Dorian's Secretary and (ii) qualify as a shareholder of record both on the date the shareholder supplies notice and through the record date for the 2019 Annual Meeting. To be timely, the notice must be delivered to or mailed and received by Dorian no earlier than [•], 2019 (90 days prior to [•], 2019, the one-year anniversary of the Annual Meeting) and no later than [•], 2019 (60 days prior to [•], 2019). The public disclosure of any adjournment of an annual meeting of the shareholders will not extend the time period allotted to shareholders to give notice. Where the shareholder wishes to nominate a candidate for director, the written notice must contain the information concerning the shareholder and each nominee as required by Article III, Section 3 of the Dorian Bylaws, which is discussed in the 2017 Dorian Proxy Statement at "Board Meeting and Board Committee Information—Nominating and Corporate Governance Committee and Director Nominations." For all other proposals, the shareholder's written notice must include the information set forth in Article II, Section 2 of the Dorian Bylaws.

        The foregoing bylaw provisions do not affect a shareholder's ability to request inclusion of a proposal in Dorian's proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC's proxy rules as referenced above. A proxy may confer discretionary authority to vote on any matter at a meeting if Dorian does not receive notice of the matter within the time frames described in the paragraph above. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with the applicable SEC rules and regulations and the Dorian Bylaws.

APPRAISAL RIGHTS

        No appraisal rights or similar dissenter's rights are available in connection with this proxy solicitation. In addition, shareholders will not have rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF DORIAN

        We intend to incorporate by reference certain information regarding the security ownership of certain beneficial owners, directors and management of Dorian that is expected to be contained in the Dorian proxy statement for the Annual Meeting that will be filed by Dorian with the SEC. Dorian has not yet publicly filed the definitive Dorian proxy statement for the Annual Meeting with the SEC. Once Dorian publicly files such definitive proxy statement, BW will supplement this proxy statement to include any relevant additional or revised information from such proxy statement and file revised proxy materials with the SEC.

FORWARD-LOOKING STATEMENTS

        This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements relating to the solicitation of proxies of Dorian's shareholders in connection with the nomination of the Independent Nominees and regarding BW LPG's proposed business combination transaction with Dorian (including the benefits, results, effects and timing of a transaction), all statements regarding BW LPG's (and BW LPG's and Dorian's combined) expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as "anticipate," "approximate," "believe," "plan," "estimate," "expect," "project," "could," "would," "should," "will," "intend," "may," "potential," "upside," and other similar expressions.

        Statements in this proxy statement concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product or services line growth of BW LPG (and the combined businesses of BW LPG and Dorian), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of BW LPG based upon currently available information. Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from BW LPG's expectations as a result of a variety of factors, including, without limitation, those discussed below. The forward-looking statements in this proxy statement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in BW LPG's records and other data available from unrelated parties.

        Such forward-looking statements are based upon management's current expectations and include known and unknown risks, uncertainties and other factors, many of which BW LPG is unable to predict or control, that may cause BW LPG's actual results, performance or plans with respect to Dorian to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in BW LPG's filings with the Oslo Bors contained on BW LPG's website.

        Risks and uncertainties related to the proposed transaction with Dorian include, but are not limited to, uncertainty as to whether BW LPG will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on BW LPG's stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals required for the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of Dorian's businesses and operations with BW LPG's businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

        Many of these factors are beyond BW LPG's control. BW LPG cautions investors that any forward-looking statements made by BW LPG are not guarantees of future performance. BW LPG disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

ADDITIONAL INFORMATION

        Certain information regarding the compensation of directors and executive officers and certain other matters regarding Dorian's officers and directors as well as certain other information regarding the Annual Meeting will be contained in Dorian's proxy statement for the Annual Meeting. BW does not make any representation as to the accuracy or completeness of the information that will be contained in Dorian's proxy statement for the Annual Meeting.

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple Dorian shareholders in your household. We will promptly deliver a separate copy of the document to you if you write or call our proxy solicitor, MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018. Stockholders may call toll-free at (800) 322-2885. Banks and brokers may call collect at (212) 929-5500. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor at the above address and phone number.

IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL OR E-MAIL:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Phone: 800-322-2885 or 212-929-5500
E-mail: LPGproxy@mackenziepartners.com

APPENDIX I:
DORIAN COMMON SHARES BOUGHT OR SOLD BY
THE PARTICIPANTS IN THE LAST TWO YEARS

        Set forth below are the dates and amounts of each Participant's purchase and (sale) of any securities of Dorian, if any, within the past two years. Each transaction was with respect to Dorian Common Shares. No part of the purchase price or market value of any of the securities involved in the transactions below was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

BW'S TRANSACTIONS IN DORIAN COMMON SHARES

DATE	BW LPG	BW LPG Holding	BW Euroholdings
1/26/2018	—	—	1,100,000
1/29/2018	—	—	281,460
1/29/2018	—	—	445,000
7/5/2018	—	100	—

TRANSACTIONS IN DORIAN COMMON SHARES BY THE INDEPENDENT NOMINEES AND
THEIR RESPECTIVE ASSOCIATES

DATE	Schwarz Family Foundation	Metropolitan Capital Partners V LLC		Jeffrey E. Schwarz IRA	Mariwood Investments	Metropolitan Capital Advisors Select Fund, LP		Metropolitan Capital Partners III LP		Jeffrey E. Schwarz		Rebecca Schwarz	Ben Schwarz	Jeffrey E. Schwarz Children's Trust
12/1/2016	—	(22,250)		21,750	500	—		—		—		—	—	—
12/16/2016	—	—		—	—	—		—		(6,098)		—	—	—
12/30/2016	—	—		—	—	1,440		—		—		—	—	—
12/30/2016	—	—		—	—	1,921		—		—		—	—	—
3/31/2017	—	2,250		—	—	2,310		—		—		50	—	—
3/31/2017	—	—		—	—	3,079		—		—		—	—	—
6/30/2017	—	—		—	—	(33,750	)*	33,750	*	—		—	—	—
6/30/2017	—	—		—	—	(5,000	)*	5,000	*	—		—	—	—
10/13/2017	—	—		(21,750)	—	—		—		21,750		—	—	—
11/21/2017	—	(2,500)		—	—	—		—		(5,000)		—	—	—
11/27/2017	—	—		7,500	—	—		—		—		—	—	—
12/19/2017	—	—		—	—	—		(33,750	)*	—		—	—	33,750	*
12/19/2017	—	—		—	—	—		(5,000	)*	5,000		—	—	—
12/29/2017	—	5,000	*	—	—	—		—		(5,000	)*	—	—	—
12/29/2017	—	21,750	*	—	—	—		—		(21,750	)*	—	—	—
6/8/2018	—	5,195		—	—	—		—		—		754	768	4,518
6/8/2018	—	555		—	—	—		—		—		81	82	482
6/8/2018	—	—		—	—	—		—		—		—	—	—
6/13/2018	2,589	—		—	—	—		—		—		—	—	—
6/15/2018	—	—		—	2,000	—		—		—		—	—	—
6/18/2018	—	2,500		—	—	—		—		—		500	500	1,250
6/18/2018	—	2,500		—	—	—		—		—		—	—	1,250
6/18/2018	—	2,500		—	—	—		—		—		—	—	1,250
6/19/2018	—	2,500		—	—	—		—		—		250	250	1,750
6/19/2018	—	1,250		—	—	—		—		—		—	—	750
6/19/2018	—	1,250		—	—	—		—		—		—	—	—
7/2/2018	—	2,500		—	—	—		—		—		250	250	1,250

*
Denotes a transfer between two associates of an Independent Nominee

        Metropolitan Capital Partners V LLC is an investment company owned 50% by Mr. Schwarz and 50% by Wendy Schwarz, Mr. Schwarz's former spouse. Metropolitan Capital Advisors Select Fund, LP is an investment partnership managed by Mr. Schwarz's former business partner, Karen Finerman, in which Mr. Schwarz is a limited partner and has no voting or dispositive power. Mariwood Investments is a family investment partnership owned 50% by Mr. Schwarz and 50% by Ms. Schwarz. The Jeffrey Schwarz Roth IRA is Mr. Schwarz's Roth IRA account. The Jeffrey Schwarz Children's Trust is an irrevocable trust set-up for the benefit of Mr. Schwarz's children, of which Mr. Schwarz is the grantor and has voting and dispositive power over its holdings, but no economic interest. Benjamin Schwarz is Mr. Schwarz's adult son. Rebecca Schwarz is Mr. Schwarz's adult daughter. The Schwarz Family Foundation is a charitable foundation of which Mr. Schwarz is a Trustee and has voting and dispositive power over its holdings.

I-1

APPENDIX II:
ADDITIONAL INFORMATION ABOUT THE INDEPENDENT NOMINEES

        None of the Independent Nominees nor any of their respective associates is a party adverse to Dorian or any of its subsidiaries, or has a material interest adverse to Dorian or any of its subsidiaries, in any pending or contemplated material proceeding.

        None of the Independent Nominees has held any position or office with Dorian within the last five years. None of the Independent Nominees has ever served on the Dorian board of directors.

        Except for the agreements, arrangements and understandings described in this proxy statement, neither the Independent Nominees nor any of their affiliates are a party to any agreements, arrangements or understandings with any other person or entity in connection with the election of directors at the Annual Meeting.

        No family relationships exist among the Independent Nominees or between any Independent Nominee and any director or executive officer of Dorian, or, to the knowledge of BW as of the date of this proxy statement, any nominee to become a director or executive officer of Dorian.

        None of the Independent Nominees has carried on an occupation or employment, during the past five years, with Dorian or any corporation or organization which is or was a parent, subsidiary or other affiliate of Dorian.

        None of the Independent Nominees has been involved in any events in the preceding ten years which are described in Item 401(f) of Regulation S-K that are material to an evaluation of the integrity or ability of any person nominated to become a director of Dorian.

        None of the Independent Nominees was at any time during the most recent fiscal year of Dorian, a director, officer, beneficial owner of more than ten percent of any class of equity securities of Dorian registered pursuant to Section 12 of the Exchange Act or otherwise subject to Section 16 of the Exchange Act with respect to Dorian because of the requirements of Section 30 of the Investment Company Act of 1940 that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act (including any report on Form 3, Form 4, or Form 5 or any amendment thereto) during the most recent fiscal year or prior fiscal years.

        None of the Independent Nominees nor any of their respective associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered to or on behalf of Dorian that is required to be disclosed under Item 402 of Regulation S-K, or is subject to any arrangement described in Item 402 of Regulation S-K.

        During fiscal year 2017, none of Dorian's executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity of which any Independent Nominee was an executive officer. There exist no interlocking relationships that would have required disclosure under Item 407(e)(4) of Regulation S-K, had the Independent Nominees been directors of Dorian.

II-1

        Mr. Schwarz and his associates directly or indirectly beneficially own the following Dorian Common Shares:

Owner	Dorian Common Shares
Metropolitan Capital Partners V LLC	55,000
Metropolitan Capital Advisors Select Fund, LP	21,600
Mariwood Investments	2,500
Jeffrey Schwarz Roth IRA	7,500
Jeffrey Schwarz Children's Trust	46,250
Benjamin Schwarz	2,000
Rebecca Schwarz	2,000
Schwarz Family Foundation	5,000

        Metropolitan Capital Partners V LLC is an investment company owned 50% by Mr. Schwarz and 50% by Wendy Schwarz, Mr. Schwarz's former spouse. Metropolitan Capital Advisors Select Fund, LP is an investment partnership managed by Mr. Schwarz's former business partner, Karen Finerman, in which Mr. Schwarz is a limited partner and has no voting or dispositive power. Mariwood Investments is a family investment partnership owned 50% by Mr. Schwarz and 50% by Ms. Schwarz. The Jeffrey Schwarz Roth IRA is Mr. Schwarz's Roth IRA account. The Jeffrey Schwarz Children's Trust is an irrevocable trust set-up for the benefit of Mr. Schwarz's children, of which Mr. Schwarz is the grantor and has voting and dispositive power over its holdings, but no economic interest. Benjamin Schwarz is Mr. Schwarz's adult son. Rebecca Schwarz is Mr. Schwarz's adult daughter. The Schwarz Family Foundation is a charitable foundation of which Mr. Schwarz is a Trustee and has voting and dispositive power over its holdings.

II-2

ANNEX A:
FORM OF NOMINATION AGREEMENT

Dear [Nominee]:

        This letter agreement, dated July [•], 2018 (this "Agreement"), is with reference to your agreement to become a nominee (the "Nominee") of BW Euroholdings Limited, a Cyprus company ("BW Euroholdings"), BW LPG Limited, a Bermuda limited company ("BW LPG") and/or BW LPG Holding Limited ("BW LPG Holding" , and together with BW Euroholdings and BW LPG, "BW"), for election as an independent director of Dorian LPG Ltd., a Marshall Islands limited company ("Dorian"), if BW determines to seek to nominate one or more persons for election as directors on the Board of Directors of Dorian (the "Board"). If BW determines to proceed, it expects that it would solicit proxies for the election of one or more nominees (together with the Nominee, the "Nominees") as directors of Dorian (collectively, the "Proxy Contest") at the 2018 annual stockholders' meeting of Dorian or any postponements or adjournments thereof (the "Annual Meeting").

        A.    Responsibilities of Nominee.

        (a)   You agree (i) to be named as a Nominee in any and all materials prepared by BW in connection with the Proxy Contest, (ii) to provide true and complete information concerning, among other things, your ownership of securities of Dorian and BW and your background, experience, abilities and integrity, as may be reasonably requested from time to time by BW (including, without limitation, (A) all information provided in connection with any directors and officers questionnaire or other information request list (any such questionnaire or request, a "Questionnaire") submitted by you or BW to Dorian in connection with the Proxy Contest and (B) all information required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act") to be disclosed in any proxy statement, consent solicitation statement or other materials prepared by BW in connection with the Proxy Contest (collectively, the "Proxy Materials")), and not to omit information that is material, (iii) that your agreement to be a Nominee, and the information referred to in clause (ii) of this paragraph (a) may be disclosed by BW in the Proxy Materials or as otherwise required by applicable law, and (iv) if elected, to serve as a director of Dorian, and in that capacity to act in the best interests of Dorian and its stockholders and to exercise your independent judgment in accordance with your fiduciary duties in all matters that come before the Board. You represent that the information supplied to BW in any completed Questionnaire, in your response to any follow-up questions from BW and any related supplement provided by you (together, the "Nominee Information") relating to your being a Nominee is true and complete and does not omit information that may be material. You agree that you will promptly provide BW with (x) any updates to (1) the information you have previously supplied to BW in order to satisfy your obligation under clause (a)(ii) of this Section A and (2) your representations and other information in the Nominee Information, and (y) such additional information as may reasonably be requested by BW in connection with your nomination for election to the Board.

        (b)   You agree not to purchase or sell any securities of Dorian, BW LPG, BW Group Limited or any of their respective direct or indirect subsidiaries during the Restricted Period (as defined below) without the prior written consent of BW.

        (c)   The parties acknowledge and agree that you are not an employee or an agent or otherwise a representative of BW, that you are independent of, and not controlled by or acting at the direction of, BW, that, if elected, you will be acting as a director of Dorian, on behalf of Dorian and all of the stockholders of Dorian and will in no way be controlled by or acting at the direction of BW and that, as a result, there is, and can be, no agreement between you and BW that governs any decisions you may make as a member of the Board. You shall have no authority to act as an agent of BW and you shall not represent the contrary to any person.

        B.    Responsibilities of BW.    Notwithstanding anything in this Agreement to the contrary, BW is not obligated to nominate you to the Board or to commence or take any other action with respect to the Proxy Contest.

        C.    Compensation.    You shall not be entitled to any compensation from BW or any of its affiliates in connection with your service as a Nominee. You agree that if you are elected as a director of Dorian, you shall seek compensation, if any, for acting in such capacity solely from Dorian.

        D.    Expenses.    BW LPG agrees that for the period starting from the date of this Agreement and ending at the earlier of (x) your election to the Board (or if the election or qualification of members to the Board is contested on any grounds, such later date that such contest is resolved) and (y) the date you have been notified by BW that it will not commence the Proxy Contest or has abandoned the Proxy Contest or will not nominate you to the Board or has abandoned your nomination to the Board or that the requisite number of votes for your election to the Board has not been obtained (such period, the "Restricted Period"), BW LPG will (i) promptly reimburse you for all reasonable and documented, out-of-pocket expenses (including travel and lodging) incurred in the performance of your responsibilities as a Nominee, and (ii) directly pay for the reasonable legal fees and expenses incurred by one independent legal counsel selected collectively by and acting on behalf of all Nominees proposed by BW for election as independent directors of Dorian (the "Independent Counsel"). The foregoing right to reimbursement and payment shall be in addition to your rights of indemnification set forth in this Agreement.

        E.    Indemnification.

        (a)   As a material inducement to you to become a Nominee, BW LPG hereby agrees to indemnify, defend and hold harmless you from and against any and all losses, claims and other costs and expenses, including, without limitation, all damages, liabilities, judgments, amounts paid or payable in settlement and other expenses (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, "Losses"), to which you may become subject or which you may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other), to the extent arising out of the Proxy Contest or your being a Nominee (an "Action"), except to the extent that such Loss arises or results from a final determination by a court of competent jurisdiction of your willful misconduct or any untrue statement or omission made by you or made by BW in reliance upon and in conformity with information furnished by you expressly for use in the Proxy Materials, other filings that may be made in connection with the Proxy Contest, and any submissions of information that may be made in connection with the Proxy Context the public; it being understood that you are furnishing the Nominee Information, and any other information provided by you that is described in clause (a) of Section A, expressly for use in the Proxy Materials, other filings that may be made in connection with the Proxy Contest, and any submissions of information that may be made in connection with the Proxy Contest.

        (b)   In the event of the commencement or threatened commencement of any Action in respect of which you may seek indemnification from BW LPG hereunder, you will give prompt written notice thereof to BW LPG; provided that the failure to so provide prompt notice shall not relieve BW LPG of its indemnification obligations hereunder except to the extent that BW LPG is materially prejudiced as a result thereof. BW LPG shall timely pay all fees and disbursements of the Independent Counsel for its representation of you and the other Nominees in respect of such Action; however, you shall have the right to retain separate counsel, provided, that you shall be responsible for the fees of such counsel and costs of such participation unless either (i) you and BW LPG mutually agree in writing to the retention of such counsel, or (ii) representation of you and other Nominees by the same counsel would be inappropriate due to a conflict of interest between you and them. BW LPG shall in no event be liable for any settlement by you of any such Action effected without the prior written consent of BW LPG, which consent shall not be unreasonably withheld, conditioned or delayed.

        (c)   BW LPG shall not settle, without your prior written consent, any Action in any manner that would impose any penalty, obligation or limitation on you (other than monetary damages for which BW LPG agrees to be wholly responsible) or that would contain an acknowledgement of wrongdoing on your part.

        (d)   Notwithstanding anything to the contrary, if BW LPG has made payments to you pursuant to the indemnification provisions hereof and you subsequently are reimbursed by a third party therefor, you will remit such subsequent reimbursement to BW LPG.

        (e)   For the avoidance of doubt, your right of indemnification pursuant to this Section E shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof.

        F.    General.    Notices and other communications under this Agreement shall be in writing and delivered by an internationally-recognized expedited delivery courier with tracking capability, if mailed to you, then to the address set forth above under your name, and, if mailed to BW, then to the address indicated above in the letterhead. The failure of a party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such party's rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction; (ii) contains the entire understanding of the parties with respect to the subject matter contained herein and may not be modified or amended except by mutual written consent; (iii) shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that BW may, in its sole discretion, assign any or all of its rights, interests or obligations hereunder to Dorian; (iv) shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors, and assigns; and (v) may be executed in counterparts and delivered by facsimile signatures.

        If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

BW LPG HOLDING THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL Internet and telephone voting is available 24 hours a day, 7 days a week. Your Internet or telephone vote authorizes the named proxies to vote your Dorian Common Shares in the same manner as if you marked, signed, dated and returned your WHITE proxy card. Any vote by Internet, telephone or the execution and delivery of a WHITE proxy card by a record holder of Dorian Common Shares will be presumed to be a vote or proxy with respect to all Dorian Common Shares held by such record holder unless otherwise specified. VOTE BY INTERNET – WWW.CESVOTE.COM Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the annual meeting date. Have your WHITE proxy card in hand when you access the website and follow the instructions. OR VOTE BY TELEPHONE – 1-888-693-8683 If you are a holder of record, you may use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the annual meeting date. Have your WHITE proxy card in hand when you call and follow the instructions. OR VOTE BY MAIL Mark, sign and date your WHITE proxy card and return it in the postage-paid envelope we have provided to: BW LPG Holding, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your WHITE proxy card Please take a moment now to vote your common shares of Dorian LPG Ltd. for the upcoming Annual Meeting of Shareholders. PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS If submitting a proxy by mail, please sign and date  the card below and fold and detach card at perforation before mailing.  BW STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL NOMINEES LISTED IN PROPOSAL I. PROPOSAL I —Proposal by BW LPG Holding to elect to the Dorian board of directors: (1) Baudoin Lorans, (2) Ouma Sananikone and (3) Jeffrey Schwarz, which is not related to or conditioned on the approval of any other matter.  FOR ALL NOMINEES  WITHHOLD FOR ALL NOMINEES  FOR ALL NOMINEES WITH EXCEPTIONS BW intends to use this proxy to vote FOR all nominees listed above in Proposal I. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark the “FOR ALL NOMINEES, WITH EXCEPTIONS” box and write the name of the excepted nominee(s) in the space below. Your shares will be WITHHELD with respect to the excepted nominees and voted FOR the remaining BW LPG Holding nominee(s). Signature Date Signature (Joint Owner) Date NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held by two or more persons, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian, other representative etc., please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person giving full title as such. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY. CONTROL NUMBER  PRELIMINARY COPY SUBJECT TO COMPLETION

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.   WHITE PROXY PROXY SOLICITED BY BW LPG HOLDING AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF DORIAN LPG LTD. 2018 Annual Meeting of Dorian LPG Ltd. [•], 2018, [•] Local Time The undersigned shareholder(s) of Dorian LPG Ltd., a company incorporated under the laws of the Republic of the Marshall Islands (“Dorian”), acknowledges receipt of the Proxy Statement, dated [•], 2018, of BW LPG Limited (“BW LPG”), BW LPG Holding Limited (“BW LPG Holding”), BW Euroholdings Limited (together with BW LPG and BW LPG Holding, “BW”), Baudoin Lorans, Ouma Sananikone and Jeffrey Schwarz relating to the 2018 annual meeting of shareholders of Dorian to be held on [•], 2018 at [•] at [•] (including any adjournment or postponement thereof and any meeting that may be called in lieu thereof, the “Annual Meeting”) and hereby appoints each of Andreas Sohmen-Pao, Martin Ackermann and Nicholas Fell as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the meeting, as a holder of shares of Dorian common shares (“Dorian Common Shares”) held of record by the undersigned as of the close of business on [•], 2018, and otherwise to represent the undersigned at the Annual Meeting with all powers of the undersigned as if the undersigned were personally present and voting the Dorian Common Shares. WHEN THIS PROXY IS PROPERLY EXECUTED, THE DORIAN COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE. IF THE PROXY IS EXECUTED IN SUCH A MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF A NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE IT SHALL BE DEEMED TO GRANT AUTHORITY TO THE PROXIES TO VOTE FOR THE ELECTION OF SUCH NOMINEE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING THAT (I) BW DID NOT KNOW, WITHIN A REASONABLE TIME BEFORE ITS SOLICITATION, WAS TO BE PRESENTED AT THE ANNUAL MEETING OR (II) IS INCIDENT TO THE CONDUCT OF THE MEETING. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING WITH RESPECT TO THE MATTERS COVERED IN THIS PROXY. YOUR VOTE IS VERY IMPORTANT—PLEASE VOTE TODAY. (Continued and to be signed on the reverse side) PRELIMINARY COPY SUBJECT TO COMPLETION